UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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COMVERSE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMVERSE, INC.

200 Quannapowitt Parkway

Wakefield, MA 01880

May 28, 2013

Dear Stockholder:

You are cordially invited to attend Comverse, Inc.’s 2013 Annual Meeting of Stockholders. The meeting will be held on June 27, 2013, at 10:00 a.m., Eastern Time, at Comverse, Inc.’s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880.

The notice of annual meeting and proxy statement accompanying this letter describes the business to be acted upon at the meeting. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2013, which constitutes our annual report to stockholders, is also enclosed. To ensure that your shares are represented at the meeting, you are urged to vote as described in the accompanying proxy statement.

Thank you for your support.

Sincerely,

Philippe Tartavull

President and Chief Executive Officer

COMVERSE, INC.

200 Quannapowitt Parkway

Wakefield, MA 01880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 27, 2013

To the Stockholders of Comverse, Inc.:

The 2013 Annual Meeting of Stockholders (referred to as the 2013 Annual Meeting) of Comverse, Inc. will be held on June 27, 2013, at 10:00 a.m., Eastern Time, at Comverse, Inc.’s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880. At the meeting, you will be requested to consider and vote upon the following proposals to:

1.	elect six nominees to serve as directors until the 2014 annual meeting of stockholders and until their successors have been duly elected and qualified;

2.	ratify the appointment of Deloitte & Touche LLP to serve as Comverse, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2014; and

3.	transact any other business that may properly come before the meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on May 2, 2013 are entitled to attend and vote at the 2013 Annual Meeting and any adjournment or postponement thereof.

Any stockholder attending the meeting may vote in person, even if you have already voted on the proposals described in this Proxy Statement, and proof of identification will be required to enter the meeting. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on May 2, 2013, the record date for voting. If you hold your shares through a broker, bank or other nominee and wish to vote your shares at the 2013 Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee. Please note that cameras and other recording equipment will not be permitted at the meeting.

By Order of the Board of Directors,

Wakefield, Massachusetts May 28, 2013	Roy S. Luria Senior Vice President, General Counsel and Corporate Secretary

This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about May 28, 2013 to all stockholders entitled to vote. The Comverse, Inc. Annual Report on Form 10-K for the fiscal year ended January 31, 2013, which constitutes our annual report to stockholders (referred to as our 2012 Annual Report to Stockholders), is being mailed with this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 27, 2013: The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2012 Annual Report to Stockholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES

YOU OWN

If you have questions about how to vote your shares, or need additional assistance, please contact D.F. King & Co., Inc., which is assisting Comverse, Inc. in the solicitation of proxies:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Stockholders please call toll-free: (888) 605-1958

All others please call collect: (212) 269-5550

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(continued)

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COMVERSE, INC.

200 Quannapowitt Parkway

Wakefield, MA 01880

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 27, 2013

INFORMATION ABOUT THE ANNUAL MEETING

Our Board of Directors (or the Board) is soliciting proxies for the annual meeting of stockholders of Comverse, Inc. (or Comverse) to be held on June 27, 2013 (or the 2013 Annual Meeting), and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the accompanying notice of annual meeting. The 2013 Annual Meeting will be held at Comverse’s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880. This Proxy Statement and the form of proxy were first mailed to stockholders on or about May 28, 2013.

The 2013 Annual Meeting is Comverse’s first annual meeting of stockholders as a publicly-traded company. Until October 31, 2012, Comverse was a subsidiary of Comverse Technology, Inc. (or CTI). On October 31, 2012, CTI completed the spin-off of Comverse as an independent, publicly-traded company by means of a pro rata distribution of 100% of Comverse’s outstanding common shares to CTI’s shareholders (referred to as the Share Distribution). References to the Share Distribution are included in these materials as appropriate to provide explanation or add clarity. More information about the Share Distribution can be found in our Registration Statement on Form 10 filed with the Securities and Exchange Commission (or the SEC) and declared effective on October 12, 2012, and in our 2012 Annual Report.

This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Why am I receiving these materials?

You have received these proxy materials because our Board is soliciting your vote at the 2013 Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting your shares.

When and where is the annual meeting?

The 2013 Annual Meeting will be held on June 27, 2013 at 10:00 a.m., Eastern Time, at Comverse’s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880.

Who may vote at the meeting?

Stockholders of record at the close of business on May 2, 2013 (referred to as the record date) may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on the record date, 22,188,684 shares of our common stock were outstanding. A list of our stockholders entitled to vote at the 2013 Annual Meeting will be available for inspection at our corporate offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880 prior to the meeting.

How many shares must be present to hold the meeting?

A majority of our issued and outstanding shares of common stock that are entitled to vote as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we will count as present shares that are properly represented even if the stockholder abstains from voting on one or more of the matters to be voted on.

What proposals will be voted on at the meeting?

There are two proposals scheduled to be voted on at the meeting:

•

the election of six nominees to serve as directors and hold office until the 2014 annual meeting of stockholders and until their successors have been duly elected and qualified (Please see “Proposal 1—Election of Directors”); and

•

the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2014 (Please see “Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm”).

How does the Board of Directors recommend that I vote?

Our Board unanimously recommends that you vote your shares as follows:

•	FOR the election of each of the Board’s nominees to serve on our Board; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2014.

If you are a stockholder of record (that is, you do not hold shares in “street name”) and you sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board.

What are broker non-votes and what is the effect of broker non-votes?

A “broker non-vote” occurs when a broker, a bank or other nominee who holds shares on behalf of a beneficial owner (sometimes referred to as holding shares in “street name”) does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary power to vote on that particular proposal and has not received voting instructions from the beneficial owner. If a broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter, those shares will be counted as shares present for purposes of determining the presence of a quorum but will otherwise have no effect.

If your shares are held through a broker and you do not provide voting instructions, your broker has discretionary authority to vote those uninstructed shares on Proposal 2, the ratification of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2014, but does not have authority to vote those shares on Proposal 1, the election of directors. Your vote is very important, whether you hold your shares directly or through a broker, bank or other nominee. We encourage you to read the Proxy Statement and the 2012 Annual Report carefully and, if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee if you want your votes to count.

What vote is required to approve each matter and how are votes counted?

Proposal 1—Election of Directors. Our Bylaws provide for the election of directors by a “majority of votes cast,” unless the election is contested, in which case directors will be elected by a “plurality of votes cast.” As the election of directors at the 2013 Annual Meeting is not contested, the election of directors will be made by a majority of votes cast. A “majority of votes cast” means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Abstentions, if any, will not be counted as votes cast and therefore will have no effect, other than for purposes of establishing a quorum. You may vote “For” one or more nominees, “Against” one or more nominees, or “Abstain” from voting for one or more of the nominees.

Proposal 2—Ratification of the Appointment of Deloitte & Touche LLP to Serve as our Independent Registered Public Accounting Firm for the Fiscal Year Ending January 31, 2014. The affirmative vote of a majority of the shares of common stock present or represented at the 2013 Annual Meeting and entitled to vote as of May 2, 2013 will be required to approve the ratification of our independent registered public accounting firm. You may vote “For” or “Against” the proposal or you may “Abstain” from voting on the proposal. Abstaining from the voting on this proposal will have the effect of a vote “Against” this proposal.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting. If you hold your shares in street name (for example, the shares are held for you by a broker, bank or other nominee), in order to attend the meeting you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date (May 2, 2013). If you hold your shares in street name and you would like to vote your shares in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. If you are a stockholder of record, you may vote in any of the following ways:

•

You may vote by mail. You may complete, date and sign the proxy card and promptly mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

•

You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the instructions set forth on your proxy card. If you vote on the Internet, you do not need to return your proxy card.

•

You may vote by telephone. If you are located in the United States or Canada, you may vote your shares by following the instructions set forth on your proxy card. If you vote by telephone, you do not need to return your proxy card.

Proxy cards must be received by no later than 10:00 a.m., Eastern Time, on June 27, 2013. Telephone and Internet voting will be available until 11:59 p.m., Eastern Time, on June 26, 2013.

If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you receive from your record holder. The availability of voting by Internet or telephone will depend upon their voting procedures.

If you have any questions or need assistance voting, please call D.F. King & Co., Inc., our proxy solicitor assisting us in connection with the Annual Meeting. Stockholders please call toll-free: (888) 605-1958. All others please call collect: (212) 269-5550.

How can I change my vote?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new proxy card with a later date, voting by telephone or using the Internet (your latest telephone or Internet proxy is counted), by attending the meeting and voting in person or by notifying the inspectors of election in writing of such revocation. Attending the meeting will not revoke your proxy unless you specifically request it.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Comverse or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

PROPOSAL 1—ELECTION OF DIRECTORS

Board of Directors

Our Board has nominated six directors for election at this Annual Meeting to hold office until the 2014 annual meeting and the election and qualification of their successors. All of the nominees are currently directors and five of the nominees are independent according to our director independence standards, which meet, and in some cases exceed, the director independence standards of the Marketplace Rules of the NASDAQ Stock Market (or NASDAQ). Each nominee agreed to be named in this Proxy Statement and to serve on the Board if elected. We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

Director Criteria, Qualifications and Experience

The Board is responsible for recommending the nominees to stockholders for their election to serve as its members. The Board has delegated to the Corporate Governance & Nominating Committee the responsibility to identify and evaluate director candidates to be elected or re-elected by stockholders and to fill any vacancies on the Board. In addition, the Corporate Governance & Nominating Committee reviews periodically the composition of the Board as a whole, including whether the directors reflect an appropriate level of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities and whether the Board is of the appropriate size at that point in time. Our Bylaws and our Corporate Governance Guidelines & Principles set forth certain criteria for the nomination of directors. Our Corporate Governance Guidelines & Principles provide that it is the expectation of the Board that all members of the Board, other than the Chief Executive Officer, be independent. In addition, director candidates must exhibit high personal and professional ethics, integrity and values, experience relevant to the Board’s oversight of the business and a commitment to the long-term interests of the stockholders. They must be capable of objective and mature judgment grounded in an inquisitive perspective and practical wisdom. To fulfill these objectives, the Board has determined that it is important to nominate directors with the experiences, qualifications and skills that include, among others:

•

Leadership Experience. We believe that directors with experience in significant leadership positions over an extended period, especially chief executive officer positions, generally possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others. They also generally possess a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•

Financial and Accounting Experience. We believe that an understanding of finance and financial reporting processes enables our directors to evaluate and understand the impact of business decisions on our financial statements and capital structure.

•	Industry Experience. We seek to have directors with experience as executives, directors or in other leadership positions in industries relevant to our business.

•

Operational Experience. We believe that directors who are current or former executives with direct operational responsibilities bring valuable practical insight to helping develop, implement and assess our operations, operating plan and business strategy.

•

Global Experience. Our future success depends, in part, on our success in maintaining and growing our businesses outside the United States. We believe that directors with significant global experience bring valuable insight in developing and assessing our international business strategy.

•

Investment and Transactional Experience. We have been in the process of evaluating strategic alternatives for our company and how to maximize value for our stockholders. Consequently, we believe that directors with experience in public and private investments and transactions bring valuable insight in analyzing the options that are available to us.

•

Public Company Board and Corporate Governance Experience. Directors with experience as executives or directors of other publicly-traded companies generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management, and help further our goals of greater transparency, accountability for management and the Board, and protection of stockholder interests.

The Board seeks to reflect diverse experience and candidates are selected with this balance in mind. We believe that the composition of our Board is balanced and that the diverse experiences, qualifications and skills of our directors enable us to adequately address our current challenges and execute our strategies.

The Corporate Governance & Nominating Committee considers candidates recommended for nomination by our stockholders using the same criteria as it applies to recommendations from existing directors and members of the company’s management. Stockholders are invited to submit recommendations by writing to: Corporate Governance & Nominating Committee, Comverse, Inc., 200 Quannapowitt Parkway, Wakefield, MA 01880.

Nominees for Election—Background and Qualifications

Below is a summary of the qualifications and experience of each nominee, including biographical data for at least the last five years and an assessment of the experience, qualifications and skills of each such nominee.

Our Board of Directors unanimously recommends a vote “FOR” the election to the

Board of each of the following nominees.

Susan D. Bowick. Ms. Bowick, age 64, has served as a member of our Board since October 2012. Ms. Bowick served as a consultant to the joint venture of Nokia Corporation and Siemens A.G. during 2006. From 2004 to 2007, Ms. Bowick served as an independent consultant to SAP A.G., a provider of software solutions, and Nokia Corporation, a manufacturer of mobile devices. From 1977 to 2004, Ms. Bowick served at various executive positions with Hewlett-Packard Company, a provider of information technology, infrastructure, personal computing and global services and imaging and printing products and services, most recently as its Executive Vice President, Human Resources and Workforce Development. Ms. Bowick currently serves as a director and the Chair of the Compensation Committee of EarthLink, Inc., an Internet service provider. In addition, Ms. Bowick served as a member of the board of CTI from December 2006 to February 2013 and Verint Systems Inc. from September 2011 to September 2012. Ms. Bowick formerly served as a guest lecturer at Stanford Graduate School of Business and was a founding Board member of the Washington state M.E.S.A. program engaged in the identification and retention of high potential junior high school students. Ms. Bowick holds a B.S., Business Administration and Education from the University of Nebraska. Ms. Bowick’s qualifications to serve on the Board include her leadership, operational and global experience as a consultant and executive in the area of executive compensation and human resources at publicly-held companies. Ms. Bowick also has public company board and corporate governance experience attributable to her service as an independent director of a NASDAQ-listed company.

James Budge. Mr. Budge, age 46, has served as a member of our Board since October 2012. Mr. Budge has served as the Chief Operating Officer and Chief Financial Officer of Genesys Telecommunications Laboratories, Inc., a producer of call center software, since May 2012. Previously, Mr. Budge served as the Chief Financial Officer of Rovi Corporation (NASDAQ:ROVI), a global provider of digital entertainment technology solutions, from September 2005 to May 2012 and as its Chief Financial Officer and Chief Operating Officer from February 2012 to May 2012. Mr. Budge served as Chief Financial Officer of Trados, Inc., an enterprise management software provider, from January 2004 until its merger with SDL International in August 2005. From August 2002 until joining Trados, Inc., Mr. Budge served as Chief Financial Officer of Sendmail, Inc., a secure email provider, and from April 1999 until its merger with IBM in January 2002, Mr. Budge served as Chief Financial Officer of CrossWorlds Software, Inc., a provider of business infrastructure software. Mr. Budge holds a B.S. in Accounting from Brigham Young University. Mr. Budge’s qualifications to serve on the Board include his significant operational and financial expertise.

Doron Inbar. Mr. Inbar, age 63, has served as a member of our Board since October 2012. Mr. Inbar has been a Venture Partner at Carmel Ventures, an Israeli-based venture capital firm that invests primarily in early stage companies in the fields of Software, Communications, Semiconductors, Internet, Media, and Consumer Electronics, since 2006. Previously, Mr. Inbar served as the President of ECI Telecom Ltd., a global telecom networking infrastructure provider, from November 1999 to December 2005 and its Chief Executive Officer from February 2000 to December 2005. Mr. Inbar joined ECI Telecom Ltd. in 1983 and during his first eleven years with the company, served in various positions at its wholly-owned U.S. subsidiary, ECI Telecom, Inc., in the U.S., including Executive Vice President and General Manager. In July 1994, Mr. Inbar returned to Israel to become Vice President, Corporate Budget, Control and Subsidiaries of ECI Telecom Ltd. In June 1996, Mr. Inbar was appointed Senior Vice President and Chief Financial Officer of ECI Telecom Ltd., and he became Executive Vice President of ECI Telecom Ltd. in January 1999. Mr. Inbar has served on the board of directors of Alvarion Ltd. (NASDAQ: ALVR), a company that designs and sells broadband wireless and Wi-Fi products, since September 2009 and is a member of its audit and compensation committees and serves as Chairman of its Nominating and Governance Committee. Mr. Inbar also serves on the board of directors of SolarEdge Technologies Inc., an innovative start up in the photovoltaic industry, as Chairman of the Board of Archimedes Global Ltd., a company which provides health insurance and health provision in East Europe, and on the board of directors of Maccabi dent Ltd., the largest chain of dental service clinics in Israel. Previously, Mr. Inbar served as Chairman of the Board of C-nario Ltd., a global provider of digital signage software solutions, Chairman of the Board of Followap Inc., which was sold to Neustar, Inc. in November 2006, and Chairman of the Board of Enure Networks Ltd. Mr. Inbar holds a B.A. in Economics and Business Administration from Bar-Ilan University, Israel. Mr. Inbar’s qualifications to serve on the Board include his extensive management and financial expertise, in addition to his experience serving as a director and the Chairman of the Board of several companies.

Henry R. Nothhaft (Chairman of the Board). Mr. Nothhaft, age 69, has served as the Chairman of our Board since October 2012. Mr. Nothhaft served as president and chief executive officer of TESSERA Technologies, Inc. from August 2008 to May 2011 and served as a member of the board of directors of that company from June 2004 to May 2011, and as chairman of the board from January 2010 to May 2011. Mr. Nothhaft is also the author of “Great Again: Revitalizing America’s Entrepreneurial Leadership,” a business policy book published in 2010 by Harvard Business Review Press. Prior to joining TESSERA, Mr. Nothhaft served as chief executive officer and chairman of the board of Danger Inc., a software company for wireless service providers from October 2002 to April 2008 when it was sold to Microsoft Corporation. From May 2001 to October 2002, he served as president and chief executive officer of Endforce, an IP software company, where he remained non-executive chairman of the board from October 2002 to March 2005. Mr. Nothhaft joined Concentric Network Corporation, a recognized market leader in Enterprise Virtual Private Networks, high-speed access and electronic commerce enabled web hosting, as president and chief executive officer in 1995, and became chairman of the board in 1998. Mr. Nothhaft led Concentric to a successful initial public offering, resulting in the listing of that company on the NASDAQ in August 1997. In June 2000, Concentric merged with Nextlink and became XO Communications, Inc., with Mr. Nothhaft serving as vice chairman until April 2001. From 1989 to 1994, Mr. Nothhaft was president and chief executive officer of David Systems, a data networking equipment firm, until it was sold to Chipcom Corporation. From 1983 to 1989, he held various executive positions and served on the Board of Directors of DSC Communications Corporation, a telecommunications company that designs, develops, manufactures and markets digital switching, access, transport and private network system products for the worldwide telecommunications marketplace. From 1979 to 1983, Mr. Nothhaft was vice president of marketing and sales for GTE Telenet Communications Corporation (now Sprint), the first public data network provider in the U.S. Mr. Nothhaft currently serves as the chairman of the boards of directors of Vantage Data Centers (from June 2012) and SPTS Technologies (from November 2011). Mr. Nothhaft previously served on the boards of directors of a number of public and private companies, including DSC Communications Corporation (formerly known as Digital Switch Corporation), Openwave Systems, Inc., Ocular Networks, VMX, Inc. and XO Communications, Inc., and Unwired Planet. He received an M.B.A. in Information Systems Technology from George Washington University and a B.S. with distinction in Politics & Economics from the U.S. Naval Academy, and is a former officer in the U.S. Marine Corps. Mr. Nothhaft has also completed the Stanford Law School’s executive education training on corporate governance and the AEA executive M.B.A. program at

Stanford University. Mr. Nothhaft’s qualifications to serve on the Board include his extensive leadership, operational, financial, global business and global strategy experience attributable to his service as Chief Executive Officer and Chairman of the Board of a significant number of companies. Mr. Nothhaft also has corporate governance experience attributable to his service as a director in publicly-traded companies.

Philippe Tartavull (Chief Executive Officer). Mr. Tartavull, age 55, has served as our President and Chief Executive Officer and as a member of our Board since May 2012. From December 2007 to August 2011, Mr. Tartavull served as President and Chief Executive Officer of Hypercom Corporation, a publicly-traded global leader in high security, end-to-end electronic payment products and services, and from February 2007 to November 2007 served as its President and Chief Operating Officer. Hypercom was acquired by Verifone Systems, Inc. in August 2011. From 1998 to 2007, Mr. Tartavull served as President of Oberthur Card Systems of America Corp., following a year as that company’s chief operating officer. Oberthur is one of the world’s leading providers of card-based solutions including SIM (Subscriber Identity Module) and multi-application smart cards as well as related software, applications and services. From 1988 to 1998, Mr. Tartavull served as President and Chief Executive Officer of Thales/Syseca Inc., a provider of systems integration services and mission critical software for the transportation and utilities industries. His previous positions included several management positions at Syseca/Thales, Compagnie Internationale Des Services Informatiques, Baker International and European Management Oil & Gas Investment. Mr. Tartavull formerly served as a director of Hypercom Corporation and MRV Communications, Inc. within the last five years. Mr. Tartavull earned an MBA from the Institut d’Administration des Enterprises, Sorbonne University, an MS in Engineering from Ecole Nationale Superieure des Petroles et de Moteurs, and a BS in Engineering from the Centre d’Etudes Superieures des Techniques Industrielles, all in Paris, France. He is also a graduate of the Executive Program at the UCLA Anderson School of Management. Mr. Tartavull’s qualifications to serve on the Board include his leadership, operational, financial, global business and global strategy experience attributable to his service as Chief Executive Officer. Mr. Tartavull also has corporate governance experience attributable to his service as a director in publicly-traded companies.

Mark C. Terrell. Mr. Terrell, age 67, has served as a member of our Board since October 2012. Mr. Terrell served as the Partner in Charge and Executive Director of KPMG’s Audit Committee Institute (or ACI) from 2000 to 2004, in which capacity he established the ACI mission and strategy. Mr. Terrell was a KPMG audit engagement partner from 1979 to 2000 and acted, from 1985 to 2000, as the Office Managing Partner of three KPMG offices – El Paso, Texas; Albuquerque, New Mexico; and St. Petersburg, Florida. During Mr. Terrell’s thirty-five year career in public accounting he served on a number of not-for-profit boards in each of the communities in which he practiced, and he has spoken extensively on both audit committee and broader corporate governance issues. Mr. Terrell served as a member of the CTI Board from July 2006 to February 2013. From December 2006 to March 2008, Mr. Terrell served as non-executive Chairman of the Board for CTI. Mr. Terrell also served as a director of Verint Systems Inc. from April 2012 to February 2013. Since his retirement from KPMG in 2004, Mr. Terrell has participated extensively as a faculty member of the National Association of Corporate Directors. Mr. Terrell received his Bachelor of Business Administration degree from the University of Texas at El Paso in 1967. Mr. Terrell’s qualifications to serve on the Board include his financial and accounting experience attributable to his service as a senior partner at a prominent accounting firm. In addition, Mr. Terrell has public company and corporate governance experience as a director for not-for-profit corporations and through his involvement in corporate governance activities.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the appointment by our Audit Committee of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2014. Deloitte & Touche LLP has been Comverse’s independent registered public accounting firm since the Share Distribution.

Representatives of Deloitte & Touche LLP are expected to be present at the 2013 Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions. If this proposal is not approved at the 2013 Annual Meeting, our Audit Committee may reconsider this appointment.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2014.

AUDIT COMMITTEE REPORT

The information contained under this “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended (or the Securities Act), or under the Securities Exchange Act of 1934, as amended (or the Exchange Act), except to the extent that we specifically incorporate this information by reference into any such filing.

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended January 31, 2013:

The Audit Committee has reviewed and discussed our audited financial statements with management.

The Audit Committee has discussed with Deloitte & Touche LLP, Comverse’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 280), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2013 for filing with the Securities and Exchange Commission.

May 28, 2013

Submitted by,
AUDIT COMMITTEE:
Mark C. Terrell (Chairman)
James Budge
Doron Inbar

FEES FOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM DURING FISCAL YEARS ENDED JANUARY 31, 2013 AND 2012

Aggregate fees billed to our company for the fiscal years ended January 31, 2013 and 2012 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively referred to as Deloitte & Touche), which includes Deloitte Consulting, were as follows:

	Fiscal Years Ended January 31,
	2013		2012(1)
	(In thousands)
Audit fees	$5,466	(2)	$4,965

Audit-related fees	—		—

Tax fees	61	(3)	82

All other fees	—		—

Total fees	$5,527		$5,047

(1)	Comverse and its subsidiaries were wholly-owned subsidiaries of CTI prior to the Share Distribution. Fees paid for fiscal year 2011 audit services for the CTI affiliated group were aggregated. The fees set forth in this column represent fiscal year 2011 allocated audit fees from CTI for the businesses and operations that, following the Share Distribution, comprise those of Comverse and its subsidiaries.
(2)	Audit fees for fiscal year 2012 include fees billed for services rendered for the audit of Comverse’s annual financial statements and review of financial statements included in Comverse’s Quarterly Report on Form 10-Q for the third quarter of fiscal year 2012. Audit fees exclude unbilled fees currently estimated to be between $750,000 to $1,000,000.
(3)	Tax fees include fees for services rendered for tax compliance, tax advice and tax planning.

The Audit Committee of CTI’s Board of Directors (referred to as the CTI Audit Committee) pre-approved Deloitte & Touche LLP’s services prior to the Share Distribution.

Comverse’s Audit Committee has determined that the provision of services described in the foregoing table to Comverse and its subsidiaries is compatible with maintaining the independence of Deloitte & Touche. All of the services described in the foregoing table with respect to Comverse and its subsidiaries were approved by Comverse’s Audit Committee in conformity with its pre-approval policy (as described below).

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Non-Audit Services

Consistent with applicable securities laws regarding auditor independence and pursuant to the CTI Audit Committee’s charter, the CTI Audit Committee had the direct and sole responsibility for the appointment, evaluation, compensation, direction and termination of any independent registered public accounting firm engaged for the purpose of performing any services to CTI and its wholly-owned subsidiaries, including Comverse prior to the Share Distribution. For that purpose, the CTI Audit Committee adopted a policy to pre-approve all audit, audit-related, tax and permissible non-audit services to be provided by the independent registered public accounting firm. Prior to the Share Distribution, the pre-approval of permitted services was performed by the CTI Audit Committee. Following the Share Distribution, all future services provided by Deloitte & Touche will be pre-approved by our Audit Committee, in accordance with our pre-approval policy, which is based on the one CTI applied.

Pursuant to our pre-approval policy, our Audit Committee is responsible for pre-approving all audit, audit-related, tax and non-audit services to be provided by an independent registered public accounting firm, including any proposed modification or change in scope or extent of any such services previously approved by the Audit Committee. In furtherance thereof, annually, prior to the commencement of any services, the Audit Committee reviews the services expected to be rendered in the coming year, the specific engagement terms, the related fees and the conditions of the engagement of the independent registered public accounting firm. Any services to be provided must be approved by the Audit Committee in advance. Quarterly, the Audit Committee receives status reports detailing services provided and expected to be provided by the independent registered public accounting firm. At such time, or more expeditiously if the need arises during the fiscal year, the Audit Committee reviews and, if appropriate, approves any services that have not been previously pre-approved and any proposed additions or modifications to any previously approved services or lines of service to be provided, together with any changes in fees. With respect to all permissible tax or internal control-related services, the Audit Committee shall specifically consider the impact of the provision of such services on the auditor’s independence.

To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee may delegate pre-approval authority to its chairperson and/or other members of such committee as the chairperson may from time to time designate provided that any such interim pre-approvals must be reviewed by the full Audit Committee at its next meeting and, in accordance with the Audit Committee charter, such delegation is not otherwise inconsistent with law or applicable rules of the SEC and NASDAQ. The Audit Committee cannot delegate its pre-approval authority to members of management.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Principles

The Board is committed to good corporate governance, which helps us compete more effectively, sustain our business and build long-term stockholder value. The Board has adopted the Corporate Governance Guidelines & Principles to provide a framework within which the Board, assisted by its committees, directs our affairs. The full text of the Corporate Governance Guidelines & Principles, the charters of each of the Audit, Compensation and Leadership and Corporate Governance & Nominating Committees and the Code of Conduct (which is titled I ACT @ Comverse) can be found on our website at www.comverse-investors.com.

Governance is a continuing focus of our company. In this section, we describe our key governance policies and practices.

Board Leadership Structure

The Board believes there is no single best organizational model that would be most effective in all circumstances and that it is in the best interests of our company and our stockholders for the Board to retain discretion and authority to modify the Board’s leadership structure to best address our circumstances from time to time. The Corporate Governance & Nominating Committee has the responsibility to review the Board’s leadership structure in light of our specific characteristics and recommend any changes to the Board for approval. As set forth in our Corporate Governance Guidelines & Principles, as adopted by the Board on October 10, 2012, the Board believes that independent leadership of the Board is critical and that, other than in exceptional circumstances, the Chairman of the Board should be an independent director. The Board appointed Henry R. Nothhaft, an independent director, Chairman of the Board on October 30, 2012.

The Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance. Our Corporate Governance Guidelines & Principles provide that when the Board determines that the positions of Chairman of the Board and Chief Executive Officer are to be held by the same person or the Chairman of the Board is a non-independent director, the Board will appoint an Independent Lead Director, who shall have certain responsibilities, including the following:

•	convene and preside at meetings of the Board at which the Chairman is not present, including executive sessions of the independent and non-management directors;

•	serve as liaison between the Chief Executive Officer and the independent and non-management directors and provide the Chief Executive Officer with feedback from executive sessions;

•	approve, in consultation with the Chairman/Chief Executive Officer, information flow to the Board;

•	approve, in consultation with the Chairman/Chief Executive Officer, Board meeting agendas and schedules;

•	recommend retention of outside advisors and consultants;

•	consult with the Corporate Governance & Nominating Committee on the appointment of chairs and members for Board committees; and

•	be available for consultation and communication with stockholders in appropriate circumstances, as instructed by the Board.

Currently, our Board leadership structure consists of the Chairman (who is an independent director) and committee chairs. Because the position of the Chairman of the Board and Chief Executive Officer are not held by the same person, we do not have an Independent Lead Director at this time.

Executive Sessions and Self-Evaluation

The independent directors meet without members of management present in “executive session” at every regularly scheduled meeting of the Board (unless they affirmatively determine that such a session is not necessary) and as otherwise determined by such directors, with the Chairman of the Board. In addition, the Board undertakes self-evaluations of the performances of the Board, its committees and, as appropriate, periodic evaluations of individual directors.

Majority and Plurality Voting for Directors

Our Bylaws provide for the election of directors by a “majority of votes cast” in uncontested elections and plurality voting in any election that is contested. An election is considered “contested” if, as determined by the Board, the number of nominees exceeds the number of directors to be elected. A “majority of votes” cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Abstentions, if any, are not counted as votes cast and therefore have no effect, other than for purposes of establishing a quorum. Our Corporate Governance Guidelines & Principles provide that a nominee who does not receive a majority of the votes cast shall immediately tender his or her resignation, and the Board shall decide, through a process managed by the Corporate Governance & Nominating Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled Board meeting and in any event within 90 days after the certification of the election results. Absent a compelling reason for the director to remain on the Board, it is expected that the Board will accept the resignation. The Board’s explanation of its decision shall be promptly disclosed in a Current Report on Form 8-K filed with the SEC.

As the election of directors at the 2013 Annual Meeting is not contested, the election of directors will be by a majority of votes cast.

The Board’s Role in Risk Oversight

The Board has overall responsibility for overseeing risk assessment, protection and mitigation processes. The Board and the committees to which it has delegated responsibility meet regularly to review and discuss specific risks facing us. Throughout the year, the Board and its committees meet regularly to review and discuss with management our financial performance, strategic plans and prospects and other important issues facing us. The Board has delegated responsibility for the oversight of specific risks to certain committees of the Board. The Board is kept abreast of the activities of its committees through reports of the committee chairperson to the full Board at regularly scheduled meetings of the Board. Specifically, the Audit Committee has the responsibility to review and discuss with management and our independent registered public accounting firm any major financial risk exposures and assess the steps and processes management has implemented to monitor and control such exposures. The Corporate Governance & Nominating Committee has the responsibility to review the Board’s leadership structure and its impact on the Board’s role in risk oversight. The Compensation and Leadership Committee oversees risks related to our compensation policies and practices, with respect to executive compensation and compensation generally, including any incentives established for risk taking, the manner in which any risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments necessary to address changes in our risk profile. For a more detailed discussion, see “Executive Compensation—Compensation and Risk.”

We believe that our leadership structure supports the risk oversight function.

Director Attendance

During fiscal 2012, the Board of Directors held six meetings. Each of the incumbent directors attended at least 75% of the combined total meetings of the full Board and the committees on which he or she served in fiscal 2012. The average attendance of all directors in fiscal 2012 was 98%. We have a policy in place requiring that all directors attend annual meetings of stockholders, absent unusual circumstances. The 2013 Annual Meeting will be Comverse’s first annual meeting of stockholders as an independent, publicly-traded company, and each director is expected to attend.

Director Independence

Our Board currently has five independent directors out of six, with all members of the Board other than our Chief Executive Officer qualifying as independent directors. The following members of the Board qualify as independent under our independence standards: Ms. Bowick and Messrs. Budge, Inbar, Nothhaft and Terrell. Mr. Tartavull does not qualify as an independent director due to his employment as our President and Chief Executive Officer. In the course of the Board’s determinations regarding independence, it considered the arrangements discussed below under “Transactions with Related Parties.” We do not believe any of the members of the Board had a material direct or indirect interest in any of the arrangements set forth under “Transactions with Related Parties.”

Our Board has adopted standards for determining whether our directors are independent. Under our Corporate Governance Guidelines & Principles, for a director to be considered independent, he or she cannot be an officer or employee of our company and the Board must affirmatively determine that the director lacks a “material relationship” with us (either directly or as a partner, controlling stockholder or executive officer of an organization that has a material relationship with us) and with members of our senior management team. A “material relationship” is defined as a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition to the above analysis, the definition used by the Board to determine director independence (subject to the guidance provided by NASDAQ Marketplace Rules) includes certain transactions, relationships and arrangements specified in Section V(C) of the Corporate Governance Guidelines & Principles. Stockholders can access the Corporate Governance Guidelines & Principles on our website at www.comverse-investors.com.

Furthermore, all members of the Audit Committee and the Corporate Governance & Nominating Committee must be independent in accordance with the Board’s definition of the term “independence” and with the applicable rules of the SEC and NASDAQ. All members of the Compensation and Leadership Committee must be independent in accordance with the applicable rules of the SEC and NASDAQ. The Board has determined that all members of the Audit Committee, the Corporate Governance & Nominating Committee and the Compensation and Leadership Committee are independent and satisfy the relevant company, SEC and/or NASDAQ independence requirements for membership in such committees.

In addition to the independence standards set forth above, each director is expected to act with integrity and to adhere to the policies set forth in the Code of Conduct. Under the Corporate Governance Guidelines & Principles, any waiver of the requirements of the Code of Conduct for any director or executive officer must be approved by the Board and promptly disclosed on our website.

Under the Corporate Governance Guidelines & Principles, adopted by the Board on October 10, 2012, directors have a personal obligation to disclose actual or potential conflicts of interest to the Corporate Governance & Nominating Committee and (a) where the roles of Chairman and Chief Executive Officer are combined or the Chairman is a non-independent director, the Independent Lead Director, or (b) where the Chairman of the Board is independent, the Chairman, prior to any Board decision related to the matter and, if in consultation with legal counsel it is determined a conflict exists or the perception of a conflict is likely to be significant, to recuse themselves from any discussion or vote related to the matter.

Code of Conduct

The Board has adopted I ACT @ Comverse (our Values Statement and Code of Conduct) to promote commitment to honesty, ethical behavior and lawful conduct. All directors, officers and employees are required to abide by the Code of Conduct, which provides the foundation for compliance with all corporate policies and procedures and best business practices. The policies and procedures address a wide array of professional conduct, including:

•	maintaining a safe, healthy and affirmative workplace and environment;

•	methods for avoiding and resolving conflicts of interest;

•	integrity and security;

•	safeguarding intellectual property;

•	protecting confidential information;

•	privacy and company assets;

•	network use;

•	prohibiting insider trading;

•	ensuring fair disclosure;

•	adhering to fair trade practices and anti-trust compliance;

•	prohibiting impermissible payments and ensuring Foreign Corrupt Practices Act compliance;

•	restricting political contributions and activities;

•	maintaining accounting practices;

•	reporting of audit and accounting concerns, books and records;

•	complying with records retention policies and procedures; and

•	ensuring strict compliance with all laws and regulations applicable to the conduct of our business.

We intend to satisfy our obligations, imposed under the Sarbanes-Oxley Act, to disclose promptly on our website (www.comverse-investors.com) amendments to, or waivers from, the Code of Conduct, if any, that require disclosure.

The Code of Conduct (which is titled I ACT @ Comverse) can be found on our website, www.comverse-investors.com. This code contains procedures for the Audit Committee to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We will provide to any person without charge, upon request, a copy of the Code of Conduct. A request can be made electronically by sending an email to compliance@comverse.com or by writing to:

Comverse, Inc.

200 Quannapowitt Parkway

Wakefield, MA 01880

Attention: Legal Department—Corporate Secretary

Ethics Adviceline

We have established an ethics adviceline, managed by a third party, that gives employees and other stakeholders a way to confidentially and anonymously report any actual or perceived unethical behavior or violations or suspected violations of the Code of Conduct. Information about the ethics adviceline can be found on our website (www.comverse-investors.com).

Public Availability of Corporate Governance Documents

Our key corporate governance documents, including our Corporate Governance Guidelines & Principles, the Code of Conduct (which is titled I ACT @ Comverse) and the charters of our Audit Committee, Compensation and Leadership Committee and Corporate Governance & Nominating Committee are:

•	available on our corporate website at www.comverse-investors.com; and

•	available in print to any stockholder who requests them from our Corporate Secretary.

Committees of the Board of Directors

The Board has established various committees to assist in discharging its duties, including an Audit Committee, a Compensation and Leadership Committee and a Corporate Governance & Nominating Committee. Each of these committees operates pursuant to a charter that was approved by the Board of Directors, copies of which are available on our website (www.comverse-investors.com). The purposes and responsibilities of each committee are summarized below, together with their current membership and number of meetings.

Audit Committee

Comverse has a separately-designated standing Audit Committee within the meaning of Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board in fulfilling its oversight responsibilities regarding:

•

the conduct and integrity of Comverse’s accounting and financial reporting processes, audits of Comverse’s financial statements and reports made to any governmental or regulatory body, stockholders, the public or other users thereof;

•	Comverse’s compliance with legal and regulatory requirements;

•	the qualifications, engagement, compensation, independence and performance of Comverse’s independent auditors, their conduct of the annual audit, and their engagement for any other services;

•	the performance of the internal audit function of Comverse and its subsidiaries and their systems of internal accounting and financial and disclosure controls and procedures;

•	related-person transactions (as defined in the Exchange Act);

•	Comverse’s code of business conduct and ethics as established by the Board;

•	the Audit Committee report required to be included in Comverse’s annual proxy statement; and

•

review and discussion with management and Comverse’s independent registered public accounting firm of any major financial risk exposures and assessment of the steps and processes management has implemented to monitor and control such exposures.

The Board reviewed the background, experience and independence of the Audit Committee members. Based on this review, the Board determined that all members of the Audit Committee are “independent,” within the meaning of the applicable rules of the SEC and the NASDAQ Marketplace Rules and as further defined in our Corporate Governance Guidelines & Principles. In addition, the Board determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements and that each of Messrs. Budge, Inbar and Terrell qualifies as an audit committee financial expert as defined under the rules of the SEC.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, evaluating, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to its chairperson, or to any other member of the Audit Committee designated by the chairperson. These interim pre-approvals and any necessary corresponding change made to the authorized list of services and budget previously approved by the Audit Committee are required to be reported to and reviewed by the full Audit Committee for its ratification. The pre-approval authority may not be delegated to members of management.

Compensation and Leadership Committee

Purposes and Responsibilities

The purposes and responsibilities of the Compensation and Leadership Committee include, among other things:

•	determining and recommending for Board approval the compensation of Comverse’s Chief Executive Officer and other executive officers;

•	reviewing, approving or otherwise recommending to the Board for approval, management incentive compensation policies and programs;

•	reviewing, approving or otherwise recommending to the Board for approval, equity compensation programs for employees;

•	reviewing and recommending to the Board the submission to stockholders on executive compensation matters;

•	reviewing from a risk management perspective our compensation policies and practices for executives, management and employees generally; and

•	preparing the Compensation Committee Report required to be included in Comverse’s annual proxy statement.

Compensation Processes and Procedures

The Compensation and Leadership Committee oversees and administers our executive compensation program. The Compensation and Leadership Committee typically meets near the beginning of each fiscal year to:

•	review base salaries to determine whether any adjustments are necessary or appropriate;

•	determine the payments, if any, under the annual cash incentive award plan for the prior fiscal year;

•	approve the target and maximum annual cash incentive award opportunities;

•	review and, if appropriate, recommend for approval by our Board, including a majority of the independent directors, equity incentive awards; and

•

establish the corporate and individual performance objectives and related target levels for the current fiscal year and the respective target levels for each quantifiable performance objective for that fiscal year.

In making these compensation-related decisions, the Compensation and Leadership Committee reviews the total compensation for our senior executives to ensure consistency with our compensation philosophy and considers developments in compensation market practices. In addition, the Compensation and Leadership Committee is provided with certain compensation recommendations formulated by management and compensation data provided by its executive compensation consultant. Although the Compensation and Leadership Committee receives these recommendations and data, this information provides only a reference point for its deliberations. Ultimately, the Compensation and Leadership Committee applies its own business judgment and experience to determine the form and amount of compensation for our senior executives.

The Compensation and Leadership Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. Since the Share Distribution, the Compensation and Leadership Committee has engaged Frederic W. Cook & Co. (referred to as Cook), a national executive compensation consulting firm, to support its oversight and management of our executive compensation program. Cook provides the Compensation and Leadership Committee and our Board with guidance regarding the amount and types of compensation that we provide to our executives and how these compare to other compensation practices, and advice regarding other compensation-related matters. From August 2007 until the Share Distribution, Cook performed similar services to CTI.

Representatives of Cook attend meetings of the Compensation and Leadership Committee as requested and also communicate with committee members outside of meetings. Cook reports to the Compensation and Leadership Committee and works with management only under the direction of the Chair of the Compensation and Leadership Committee on projects in which the committee retains responsibility under its charter. The Compensation and Leadership Committee may replace Cook or hire additional advisors at any time. During fiscal 2012, Cook did not provide any other services to us and received no compensation other than with respect to the services described above.

The Compensation and Leadership Committee is authorized under its charter to delegate its responsibilities to subcommittees comprised of one or more directors from the committee under certain circumstances. In accordance with our Equity Awards Policy, all equity award grants must be approved by the majority of the non-employee directors of our Board upon the recommendation of the Compensation and Leadership Committee.

Compensation Committee Interlocks and Insider Participation

During our 2012 fiscal year, each of Messrs. Budge and Terrell and Ms. Bowick served as members of the Compensation and Leadership Committee. Stephen Andrews also served as a member of the Compensation and Leadership Committee, from October 30, 2012 until his resignation on January 2, 2013. None of the members of the committee was, during or prior to fiscal 2012, an officer of Comverse or any of its subsidiaries or had any relationship with us other than serving as a director and as a de minimis stockholder. In addition, none of our directors has interlocking or other relationships with other boards, compensation committees or our executive officers that would require disclosure under Item 407(e)(4) of Regulation S-K.

Corporate Governance & Nominating Committee

The purposes and responsibilities of the Corporate Governance & Nominating Committee include, among other things:

•

identifying individuals qualified to serve as directors and recommending to the Board the nominees for all directorships and reviewing the process and criteria used to review and evaluate director candidates;

•	developing and recommending to the Board, and overseeing the implementation of, Comverse’s Corporate Governance Guidelines & Principles;

•	reviewing, on a regular basis, Comverse’s overall corporate governance, including the Board’s leadership structure, and recommending improvements, when necessary; and

•	undertaking such other matters as it, with the concurrence of the Board of Directors, deems necessary.

The Board and Committees

Director	Board	Audit Committee	Corporate Governance & Nominating Committee	Compensation and Leadership Committee
Stephen Andrews(1)	✓		✓	✓
Susan D. Bowick	✓		✓	✓ (CHAIR)
James Budge	✓	✓		✓
Doron Inbar	✓	✓	✓
Henry R. Nothhaft	✓(CHAIR)		✓(CHAIR)
Philippe Tartavull	✓
Mark C. Terrell	✓	✓ (CHAIR)		✓
Fiscal 2012 Meetings	6	3	1	1

(1)	Mr. Andrews served on the Board from October 30, 2012 until his resignation on January 2, 2013. Prior to his resignation, Mr. Andrews served as a member of the Compensation and Leadership Committee and a member of the Corporate Governance & Nominating Committee.

COMPENSATION OF DIRECTORS

Fee Arrangements for Directors

During the fiscal year ended January 31, 2013, the compensation of each non-employee director consisted of:

•	A cash retainer of $65,000 per annum, with no meeting fees;

•	an additional cash retainer of $12,500 per annum for each member of the Audit Committee;

•	an additional cash retainer of $10,000 per annum for each member of the Compensation and Leadership Committee;

•	an additional cash retainer of $5,000 per annum for each member of the Corporate Governance & Nominating Committee;

•	an additional cash retainer of $75,000 per annum for service as non-executive Chairman of the Board;

•	an additional cash retainer of $25,000 per annum for service as chair of the Audit Committee;

•	an additional cash retainer of $20,000 per annum for service as chair of the Compensation and Leadership Committee;

•	an additional cash retainer of $10,000 per annum for service as chair of the Corporate Governance & Nominating Committee; and

•	a restricted stock unit (or RSU) award with an annual value of $135,000, with a one-year vesting term.

For fiscal 2012, all cash retainers were prorated to reflect the non-employee directors’ eight months of service from October 2012 until the 2013 Annual Meeting.

Fiscal 2012 Director Equity Grant

On December 20, 2012, each of our non-employee directors as of such date received a RSU award covering 3,288 shares of Comverse’s common stock (representing an annual value of $135,000 pro rated to reflect eight months of service from October 2012 until the 2013 Annual Meeting, using the closing price per share of Comverse’s common stock on December 19, 2012), which will vest on December 20, 2013.

Fiscal 2012 Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board during fiscal 2012. Mr. Tartavull, who was appointed as our President and Chief Executive Officer on May 21, 2012, received no compensation for his service as a director following such appointment. The compensation received by Mr. Tartavull, including compensation received as our President and Chief Executive Officer, is presented in “Employment Agreements and Arrangements with Named Executive Officers.”

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	Total ($)
Stephen Andrews(4)	$8,888	$—	$8,888
Susan D. Bowick(5)	$22,500	$90,000	$112,500
James Budge	$21,875	$90,000	$111,875
Doron Inbar	$20,625	$90,000	$110,625
Henry R. Nothhaft(6)	$35,000	$90,000	$125,000
Mark C. Terrell(5)	$25,000	$90,000	$115,000

(1)	The amounts reported in the Stock Awards column represent the grant date fair value of the stock-based awards made to the current non-employee directors during fiscal 2012 calculated in accordance with guidance from the Financial Accounting Standards Board (or FASB), related to share-based payment awards. The grant date fair value of these stock-based awards is calculated by multiplying the number of shares in each award by the fair market value of our common stock on the award’s date of grant. The amounts reported in this column reflect the compensation expense we expect to record in our financial statements over the vesting schedule of these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee directors from the awards.
(2)	For each current non-employee director, the following table sets forth (a) the grant date of the RSU awards granted to such directors in fiscal 2012, (b) the grant date fair value, calculated in accordance with FASB ASC Topic 718 related to share-based payment awards, of the RSU awards granted to such directors in fiscal 2012, and (c) the aggregate number of unvested RSUs held by such directors at fiscal year-end, January 31, 2013. None of the non-employee directors held stock options at fiscal year-end, January 31, 2013. For equity awards granted to Mr. Tartavull during fiscal 2012 as our President and Chief Executive Officer and awards held by Mr. Tartavull at fiscal year-end, January 31, 2013, see “Executive Compensation—Grants of Plan-Based Awards Table” and “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End Table.”

Director Name	Grant Date	Grant Date Fair Value of Stock Awards Granted during Fiscal 2012	Number of Unvested Stock Awards Held at End of Fiscal 2012
Susan D. Bowick	12/20/2012	$90,000	3,288
James Budge	12/20/2012	$90,000	3,288
Doron Inbar	12/20/2012	$90,000	3,288
Henry R. Nothhaft	12/20/2012	$90,000	3,288
Mark C. Terrell	12/20/2012	$90,000	3,288

(3)	The amounts reported in the Stock Awards column represent the grant date fair value of the stock based awards. However, the RSUs awarded to each current non-employee director were equal to the quotient obtained by dividing $90,000 by the closing price per share of our common stock December 19, 2012, pursuant to the Comverse, Inc. 2012 Stock Incentive Compensation Plan.
(4)	On January 2, 2013, Mr. Andrews resigned from the Board effective immediately. As a result, the RSU award covering 3,288 shares of Comverse’s common stock granted on December 20, 2012 was forfeited on January 2, 2013. Prior to his resignation, Mr. Andrews received cash compensation for his service as a Board member and as a member of the Compensation and Leadership Committee and Corporate Governance & Nominating Committee.
(5)	Compensation received by Ms. Bowick and Mr. Terrell from CTI for their service as non-employee members of the CTI board of directors during fiscal 2012 is not included.
(6)	The chair of the Corporate Governance & Nominating Committee is entitled to additional cash compensation of $10,000 per year, unless he also serves as non-executive Chairman of the Board. Since Mr. Nothhaft serves as both non-executive Chairman of the Board and chair of the Corporate Governance & Nominating Committee, he did not receive the additional retainer for services as chair of the Corporate Governance & Nominating Committee.

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of Comverse as of the date hereof are listed below.

Name	Age	Position
Philippe Tartavull	55	President and Chief Executive Officer
Thomas B. Sabol	54	Senior Vice President, Chief Financial Officer
Roy S. Luria	41	Senior Vice President, General Counsel and Corporate Secretary
Shawn C. Rathje	42	Chief Accounting Officer and Corporate Controller
Nassrin Tavakoli	56	Senior Vice President, Chief Technology Officer and R&D
Narasimha “Gani” Nayak	44	Senior Vice President, Systems and Solutions

The following is a summary of the qualifications and experience of our executive officers other than Mr. Tartavull, whose qualifications and experience are set forth under “Proposal 1—Election of Directors.”

Thomas B. Sabol. Mr. Sabol has served as our Senior Vice President and Chief Financial Officer since July 2012. From April 2009 to August 2011, Mr. Sabol served as Chief Financial Officer of Hypercom Corporation, a publicly-traded global leader in high security, end-to-end electronic payment products and services. From February 2006 to April 2009, Mr. Sabol served as Chief Financial Officer of Suntron Corporation, a publicly-traded provider of electronic manufacturing services that was taken private by its majority shareholder in December 2007. Prior thereto, Mr. Sabol served as Chief Financial Officer of Wolverine Tube, Inc. and in senior executive positions at Plexus Corp., including as its Chief Operating Officer and Chief Financial Officer. Mr. Sabol was also the General Auditor at Kemper Corporation and practiced public accounting with Coopers & Lybrand. Mr. Sabol formerly served as a director of Suntron Corporation within the last five years. Mr. Sabol is a Certified Public Accountant and holds a B.S. in Accounting from Marquette University.

Roy S. Luria. Mr. Luria has served as our Senior Vice President, General Counsel and Corporate Secretary since October 2012. From January 2010 to October 2012, Mr. Luria served as Associate General Counsel, Corporate and Securities and Assistant Secretary of CTI. From October 2000 through January 2010, Mr. Luria was an associate with Weil, Gotshal & Manges LLP and from March 1996 to September 2000 was an associate with the Israeli law firm of Meitar Liquornik Geva & Leshem Brandwein (formerly Meitar, Liquornik, Geva & Co.). Mr. Luria holds a law degree from Tel Aviv University.

Shawn C. Rathje. Mr. Rathje has served as our Chief Accounting Officer and Corporate Controller since July 2012. From September 2007 to August 2011, Mr. Rathje served as the Corporate Controller of Hypercom Corporation, a publicly-traded global leader in high security, end-to-end electronic payment products and services, and in February 2008 was appointed as Hypercom’s Chief Accounting Officer. At Hypercom Mr. Rathje was responsible for the design, development, implementation and oversight of financial policies and procedures. From 1996 until 2007, Mr. Rathje was an accountant in the audit practice of PricewaterhouseCoopers in Minneapolis, Chicago and Phoenix, finishing his tenure with the firm as a senior manager. Mr. Rathje is a Certified Public Accountant and holds a B.S. in accounting from the University of Northern Iowa.

Nassrin Tavakoli. Ms. Tavakoli has served as our Senior Vice President, Chief Technology Officer and R&D since October 2012. Prior to joining us, Ms. Tavakoli served for two years as Senior Vice President of Global Engineering at Hypercom Corporation. Prior to that, she held a variety of technology leadership positions of increasing responsibility over a sixteen year period at Motorola, Inc., focused on advanced wireless infrastructure, handset and multimedia technologies, most recently as Senior Director of its Global Software Group. In several previous positions, she managed and developed systems involving technologies and domains including billing systems, distributed database systems, M-commerce, and voice and pattern recognition. Ms. Tavakoli holds a Ph. D. and M.S. in Computer Science from Kansas State University, and a B.S. in Computer Science and Mathematics from Southeast Missouri State University.

Narasimha “Gani” Nayak. Mr. Nayak has served as our Senior Vice President, Systems & Solutions since December 2012. Mr. Nayak has held a variety of leadership positions in the telecommunications industry over the past two decades. From 2006 to 2012, he served at Alcatel-Lucent in roles, including Senior Vice President and General Manager, Mobile Payment and Charging Solutions, Senior Vice President and General Manager, Interactive Media and Communications division, and Vice President and General Manager, Messaging Products Group. Prior thereto, he was Vice President and General Manager at Openwave Systems’ Messaging Business Unit, and before that, he led the Unified Communications activities at Logica/CMG. In several previous positions, he managed and developed systems involving technologies and domains, including unified communications, Internet telephony, and digital cellular networks at Cisco Systems, ECI Telecom, and Hughes Network Systems. Mr. Nayak holds an MBA from Duke University, an M.S. in Electrical Engineering from the University of Maryland, and a B.S. in Electrical Engineering from National Institute of Technology Karnataka, Surathkal, India.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of April 30, 2013 (unless otherwise noted), by:

•	each person or entity who is known by Comverse to beneficially own more than 5% of Comverse’s outstanding shares of common stock;

•	each of Comverse’s current directors;

•	each of Comverse’s named executive officers for the fiscal year ended January 31, 2013; and

•	all of Comverse’s current directors and executive officers as a group.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

Name and Address (1)	Relationship	Amount and Nature of Beneficial Ownership (2)		Percent of Outstanding Shares (3)

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	Stockholder	2,927,166	(4)	13.2%

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	Stockholder	1,558,590	(5)	7.0%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Stockholder	1,235,643	(6)	5.6%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Stockholder	1,206,013	(7)	5.4%

Susan D. Bowick	Director	3,960		*

James Budge	Director	—		—

Doron Inbar	Director	—		—

Henry N. Nothhaft	Chairman of the Board	—		—

Philippe Tartavull	Director, President and Chief Executive Officer	69,502	(8)	*

Mark C. Terrell	Director	4,338		*

Thomas B. Sabol	Senior Vice President, Chief Financial Officer	—		—

Gani Nayak	Senior Vice President, Systems and Solutions	—		—

Oded Golan (9)	Former Senior Vice President, Chief Operating Officer	32,270	(10)	*

All current directors and executive officers as a group (11 persons) (11)		81,810	(12)	*

*	Less than one percent.

(1)	Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o Comverse, Inc., 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880.
(2)	The information contained in the table above reflects “beneficial ownership” of common stock within the meaning of Rule 13d-3 under the Exchange Act. Beneficial ownership reflected in the table above includes shares (a) issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 30, 2013 and (b) deliverable in settlement of RSU awards that are scheduled to vest within 60 days of April 30, 2013.
(3)	Shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 30, 2013 and shares of common stock deliverable in settlement of RSU awards that are scheduled to vest within 60 days of April 30, 2013 are deemed outstanding for computing the ownership percentage of the person holding such stock options or RSU awards, as applicable, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based on approximately 22,188,312 shares of common stock issued and outstanding as of April 30, 2013.
(4)	Reflects beneficial ownership as reported on a Schedule 13G/A filed with the SEC on February 14, 2013 by FMR LLC (or the FMR 13G), and reports sole voting power with respect to 30,304 shares of common stock and sole dispositive power with respect to 2,927,166 shares of common stock. The FMR 13G reports beneficial ownership of shares of common stock by Fidelity Management & Research Company, Fidelity Select Software and Computer Services, Edward C. Johnson 3d, FMR LLC and Pyramis Global Advisors Trust Company. The voting and investment power of the various holders with respect to these shares of common stock is as set forth in the FMR 13G.
(5)	Reflects beneficial ownership as reported on a Schedule 13G filed with the SEC on February 14, 2013 by Wellington Management Company, LLP (referred to as the Wellington 13G). The Wellington 13G reports that Wellington Management Company, LLP has shared voting power and shared dispositive power with respect to 1,361,465 shares of common stock and 1,558,590 shares of common stock, respectively.
(6)	Reflects beneficial ownership as reported on a Schedule 13G filed with the SEC on January 30, 2013 by BlackRock, Inc. (referred to as the BlackRock 13G), and reports sole voting and dispositive power with respect to 1,235,643 shares of common stock.
(7)	Reflects beneficial ownership as reported on a Schedule 13G filed with the SEC on February 12, 2013 by The Vanguard Group (or the Vanguard 13G), and reports sole voting power with respect to 29,632 shares of common stock, sole dispositive power with respect to 1,176,381 shares of common stock and shared dispositive power with respect to 29,632 shares of common stock. The Vanguard 13G reports that Vanguard Fiduciary Trust Company shares dispositive power with respect to 29,632 shares.
(8)	Includes 9,929 shares of common stock deliverable in settlement of RSU awards that are scheduled to vest within 60 days of April 30, 2013 and 59,573 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 30, 2013.
(9)	Pursuant to his Separation Agreement dated August 5, 2012, Mr. Golan resigned as of January 31, 2013.
(10)	Includes 9,384 shares of common stock deliverable in settlement of RSU awards that are scheduled to vest within 60 days of April 30, 2013.
(11)	Includes (i) the following directors: Ms. Bowick, and Messrs. Budge, Inbar, Nothhaft and Terrell and (ii) the following executive officers: Ms. Tavakoli and Messrs. Luria, Nayak, Rathje, Sabol and Tartavull (also a director).
(12)	Includes 9,929 shares of common stock deliverable in settlement of RSU awards that are scheduled to vest within 60 days of April 30, 2013 and 59,573 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 30, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

On October 31, 2012, Comverse became an independent public company as a result of the Share Distribution. Prior to the Share Distribution, the CTI Board and the Compensation and Leadership Committee of the CTI Board (referred to as the CTI Compensation Committee) determined the compensation of our executive officers. Following the Share Distribution, our compensation program is similar to that applicable to the executive officers at CTI. Our Compensation and Leadership Committee (referred to as the Compensation Committee) has reviewed, and will continue to review, in due course, our compensation program and may make appropriate adjustments.

This Compensation Discussion and Analysis describes our executive compensation program for our executive officers listed below, who are referred to throughout this discussion as the “Named Executive Officers.” The discussion describes the various compensation elements and the plans and arrangements in which the Named Executive Officers participated, the factors considered and the approach taken by the CTI Board and the CTI Compensation Committee prior to the Share Distribution and our Board and Compensation Committee following the Share Distribution, in designing the executive compensation program and how this program supports our overall business objectives and financial and strategic goals.

Our Board and the Compensation Committee determine the compensation of executive officers of Comverse. For fiscal 2012, the Named Executive Officers were:

•	Philippe Tartavull, our President and Chief Executive Officer;

•	Thomas B. Sabol, our Senior Vice President, Chief Financial Officer;

•	Narasimha “Gani” Nayak, our Senior Vice President, Systems and Solutions; and

•	Oded Golan, our former Senior Vice President, Chief Operating Officer.

On August 5, 2012, our subsidiary Comverse Ltd. and Oded Golan, our then Senior Vice President and Chief Operating Officer, entered into a separation agreement in which they mutually agreed upon the terms of transition and separation of employment of Mr. Golan. Pursuant to the separation agreement, Mr. Golan continued to serve in his capacity as Senior Vice President and Chief Operating Officer through January 31, 2013, at which time he resigned from his position. For a summary of the separation agreement, see “—Employment Agreements and Arrangements with Named Executive Officers.”

Comverse Business

We are a leading provider of telecom business enablement solutions for communication service providers (or CSPs) through a portfolio of product-based solutions and associated services in the following domains:

•

Business Support Systems. We provide converged, prepaid and postpaid billing and active customer management systems (or BSS) for wireless, wireline and cable CSPs, delivering a value proposition designed to enable an effective service monetization, a consistent customer experience, reduced complexity and cost, and real-time choice and control.

•

Digital and Value Added Services. We enable both network-based Value Added Services (or VAS) comprised of Voice and Messaging (that include voicemail, visual voicemail, call completion, short messaging service (or SMS), multimedia picture and video messaging (or MMS), and digital Internet Protocol (or IP) based rich communication services.

•

Data Management and Monetization Solutions. We provide CSPs with the ability to better manage their data networks and better monetize their data network investment through our solutions’ Policy Management and Policy Enforcement capabilities for wireless and wireline data networks.

•

Professional and Managed Services. We offer a portfolio of services related to our solutions following the completion of the delivery of the project to the customer (referred to as post-go-live), such as system care, expert services and managed services.

Our business is impacted by general economic conditions. The weakness in the global economy in recent years has materially and adversely affected the telecommunications industry. Many customers experienced significant declines in revenue and profitability and some customers were required to reduce excessive debt levels. In response to these challenges, many of our customers have implemented cost cutting measures, including more closely managing their operating expenses and capital investment budgets. This resulted in reduced demand for our products, services and solutions, longer customer purchasing decisions and pricing pressures.

Also, there have recently been adverse developments in global debt markets (including European sovereign debt) and other indications of a slowdown in the global economic recovery. These conditions have adversely impacted financial markets and have created substantial volatility and uncertainty, which we believe has had an adverse impact on the timing of certain customer spending decisions, and may continue to do so. If the recovery in the global economy is curtailed and market conditions worsen, our existing and potential customers could reduce their spending, which, in turn, could reduce the demand for our products and services.

We review our business, manage costs and align resources with market demand. As a result, we have taken several actions to improve our cash position, reduce fixed costs, eliminate redundancies, strengthen operational focus and better position us to respond to market pressures or unfavorable economic conditions. While such restructuring initiatives are expected to have positive impact on our operating cash flows in the long term, they also have led and will lead to some charges. During the fourth quarter of the fiscal year ended January 31, 2013, following the Share Distribution, we commenced certain initiatives to restructure our operations and reorganize our activities and go-to-market strategy, including a plan to restructure our operations with a view towards aligning operating costs and expenses with anticipated revenue and the new go-to-market strategy. For more information relating to our restructuring initiatives, see note 10 to the consolidated and combined financial statements included in Item 15 of our 2012 Annual Report. In order to improve operating performance and cash flow from operations, we intend to continue to implement initiatives that we believe will enhance efficiency and result in significant reductions in costs and operating expenses.

Executive Compensation Objectives and Principles

Compensation Objectives

Our company operates in the highly complex and competitive telecommunications industry. This requires a highly talented and seasoned team of telecommunications and business professionals capable of managing a complex global business. Consequently, our primary compensation objective is to attract and retain the executives needed to manage a sophisticated global business operation in a rapidly changing segment of the telecommunications industry and to ensure that they are compensated commensurate with results and paid for performance.

Our executive compensation program is designed to:

•	attract, retain and motivate highly-skilled executives by providing a total compensation package that is competitive in the market in which we compete for talent;

•

support and reward the attainment of our short-term and long-term financial and strategic objectives through the use of variable pay in which realized compensation fluctuates based on (a) the degree to which key financial and strategic goals are achieved and (b) changes in stockholder value;

•	provide differentiated pay based on our executives’ contributions to company performance, role within our company and skill set;

•	create commonality of interest between management and stockholders through the use of equity-based compensation and by encouraging our executives to accumulate substantial ownership in our company;

•

foster a balanced focus among our executives to ensure that they are held accountable for the long-term consequences of their business decisions and to avoid the incentive to take risks that are inconsistent with our financial and strategic goals; and

•	maximize the financial efficiency of the overall program from tax, accounting and cash flow perspectives.

For fiscal year 2012, our compensation policies were impacted by the difficulty in recruiting employees to a company anticipating the Share Distribution and going through a transformation. The high caliber of talent we seek to fill key positions as we restructure our operation to achieve growth and profitability commands, in some instances, higher compensation than we might have paid under other circumstances.

Elements of Direct Compensation

Historically, CTI’s executive compensation packages were comprised of a mix of base salary, annual cash bonus and annual equity awards, plus limited perquisites. CTI believed that this relatively simple mix of compensation elements allowed it to successfully achieve the compensation objectives outlined above; however, the CTI Compensation Committee periodically re-evaluated CTI’s compensation philosophy, objectives and tools. Following the Share Distribution, our compensation packages are designed in a similar manner and comprised of base salary, annual cash bonus and annual equity awards, and we expect that levels for each component of compensation will continue to be determined consistent with the philosophy used by the CTI Compensation Committee.

During fiscal 2012, our executive compensation program included three primary elements:

•

Base salaries, representing the fixed component of total direct compensation, were generally set in the median range of the competitive market for newly-hired or promoted executives as a result of the attraction and retention challenges described above.

•

Performance-based cash incentive awards, representing a significant portion of cash compensation intended to be “at-risk,” were linked to achievement of key objectives and our short-term operating plan and long-term strategic goals.

•

Equity incentive awards in the form of restricted stock unit awards (referred to as RSUs) and stock option grants were awarded to align the interests of our executives with stockholders, facilitate retention of the executives at a challenging time as a result of global economic, industry and company-specific conditions, drive long-term performance, and balance share usage.

In addition to these direct elements of compensation, our executive compensation program in fiscal 2012 included health, welfare and other employee benefits, limited perquisites and severance benefits. A competitive package of health and welfare benefits is provided to the Named Executive Officers on the same basis as our other salaried employees.

Base Salaries

As base salaries represent the fixed component of each Named Executive Officer’s total compensation, the CTI Compensation Committee set base salaries at a level that balanced the competing objectives of attracting and retaining high-quality executives with minimizing CTI’s overall fixed cost structure. The underlying philosophy adopted by the CTI Compensation Committee was to set base salaries, on average, at the median market rate. The CTI Compensation Committee maintained prior year base salaries for continuing executives and set base salaries at similar or lower levels for newly-hired or promoted executives.

The CTI Compensation Committee set, reviewed and approved any changes to base salaries for the Named Executive Officers annually, taking into account both the competitive positioning of each individual’s base salary relative to the indicated market rates; the individual skills and experience of the executive; the annual budget for base salary adjustments, if any, that had been established for the fiscal year; the positioning of each executive relative to others with comparable levels of responsibility; corporate financial performance in the prior fiscal year and expectations for the current fiscal year; and the difficulty of replacing the executive and relative importance of the position to CTI.

The Compensation Committee intends to continue to target a range for base salaries at the median market rate based on comparable companies, subject to individual variations based on the various factors mentioned above.

Annual Cash Incentive Awards

CTI believed that a significant portion of cash compensation for the Named Executive Officers should be “at-risk” by being linked to achievement of key objectives that furthered CTI’s short-term operating plan and long-term strategic goals. Consequently, CTI provided the Named Executive Officers with the opportunity to realize variable cash awards each year based on performance against a series of pre-established financial performance and individual objectives, for which the CTI Compensation Committee established target and maximum award opportunities.

In designing the annual cash incentive awards, the CTI Compensation Committee was guided by the following overarching principles:

•	the performance measures must be tied to key indicators of CTI’s success and drivers of stockholder value, consistent with CTI’s business strategy and objectives;

•	the performance targets must be reasonably achievable and viewed as fair, while at the same time encouraging stretch performance;

•

the performance targets should include a review of year-over-year performance and align with the annual operating plan approved by CTI’s Board so that aggregate costs are supported by financial results;

•	the performance measures must be simple to understand and within the control of the Named Executive Officer receiving the award;

•

the portion of a Named Executive Officer’s target annual cash compensation attributable to his target annual cash incentive award opportunity should increase with successively higher levels of responsibility; and

•

the payouts should reflect CTI’s performance and, if applicable, the performance of the business unit to which the Named Executive Officer is affiliated, as well as such executive’s achievement of pre-established individual objectives.

The Compensation Committee intends to continue to link cash awards to performance and will be guided by overarching principles similar to those described above.

Equity Incentive Awards

To support the objective of aligning the interests of the Named Executive Officers with stockholders and to ensure that realized compensation reflects long-term changes in shareholder value, CTI believed that the long-term incentives for the Named Executive Officers should be delivered primarily in the form of equity. In designing the long-term incentives, the CTI Compensation Committee was guided by the following principles:

•

long-term incentives should function to align the interests of the Named Executive Officers with CTI’s stockholders as appreciation of the underlying shares of CTI’s common stock enhances the value of these awards and therefore enhances the focus on improvements in operating performance and the creation of stockholder value;

•

the portion of a Named Executive Officer’s total compensation opportunity attributable to long-term incentives should increase with increasingly higher levels of responsibility to ensure that the executives most responsible for changes in stockholder value are held most accountable for results;

•	awards should support long-term retention of key contributors through vesting and other benefit provisions, creating enough “hold” to provide stability of the executive team;

•	the aggregate annual share usage in employee equity plans should be carefully managed to avoid excessive levels of potential stockholder dilution; and

•

the aggregate cost of long-term incentives should be reasonable in comparison to peer companies, and the cost implications of such plans should be supported by CTI’s annual and longer-term operating plans.

In fiscal 2012, the CTI Board issued in April 2012 RSU awards to Mr. Golan and, commencing with Mr. Tartavull joining our company in May 2012, RSU awards and stock option grants to our current Named Executive Officers. The CTI Board determined that the value of each current Named Executive Officer’s long-term equity incentives should be allocated one-third to RSUs and two-thirds to stock options. This allocation was selected to align the officers’ interests with those of stockholders, foster retention, drive long-term performance through options in light of our inability to set long-term performance-based vesting goals in the current business environment, and balance share usage.

The Board intends to continue a similar allocation of each executive officer’s long-term equity incentives, subject to adjustment as the Board may deem necessary as it evaluates the principles described above.

Executive Compensation-Setting Process

The following is a summary of the process followed by the CTI Board and the CTI Compensation Committee, and following the Share Distribution, our Board and Compensation Committee, in setting executive compensation.

Roles and Responsibilities

The Compensation Committee oversees and administers our executive compensation program. The Compensation Committee typically meets near the beginning of each fiscal year to:

•	review base salaries to determine whether any adjustments are necessary or appropriate;

•	determine the payments, if any, under the annual cash incentive award plan for the prior fiscal year;

•	approve the target and maximum annual cash incentive award opportunities;

•	review and, if appropriate, recommend for approval by our Board, including a majority of the independent directors, equity incentive awards; and

•

establish the corporate and individual performance objectives and related target levels for the current fiscal year and the respective target levels for each quantifiable performance objective for that fiscal year.

In making these compensation-related decisions prior to the Share Distribution, the CTI Compensation Committee reviewed the total compensation for our Named Executive Officers to ensure consistency with CTI’s compensation philosophy and considered developments in compensation market practices. In addition, the CTI Compensation Committee was provided with certain compensation recommendations formulated by management and the compensation data described below provided by its executive compensation consultant. Although the CTI Compensation Committee received these recommendations and data, this information provided only a reference point for its deliberations. Ultimately, the CTI Compensation Committee applied its own business judgment and experience to determine the form and amount of compensation for the Named Executive Officers.

The Compensation Committee works with Mr. Tartavull and other senior executives to ensure that its decisions and recommendations to our Board are consistent with our compensation philosophy and policies.

The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. From August 2007 until the Verint Merger (see “Certain Relationships and Related Party Transactions—Agreements between CTI and Comverse Relating to the Share Distribution”), the CTI Compensation Committee engaged Frederic W. Cook & Co. (referred to as Cook), a national executive compensation consulting firm, to support its oversight and management of CTI’s executive compensation program. Following the Share Distribution, and after reviewing proposals from other executive compensation advisors, the Compensation Committee chose Cook to continue to provide the Compensation Committee and our Board with guidance regarding the amount and types of compensation that we provide to our executives and how these compare to other compensation practices, and advice regarding other compensation-related matters.

During fiscal 2012, Cook provided the following services to the CTI Compensation Committee and our Compensation Committee:

•	assisted in developing and refining our executive compensation philosophy;

•	assisted in reviewing potential changes to the Compensation Committee Charter;

•	assisted in the design of the annual incentive plan and the equity compensation incentive plan submitted for stockholder approval;

•	developed a peer frame and assisted in determining market compensation rates for the positions of Messrs. Tartavull, Sabol and Nayak in connection with the Share Distribution;

•	assisted in structuring the compensation packages for Messrs. Tartavull, Sabol and Nayak;

•	assisted in the assessment of risk in relation to our compensation plans to determine whether any policies or practices were reasonably likely to have a material adverse effect on our company; and

•	assisted in the review and design of our annual cash and long-term incentive compensation plans.

Representatives of Cook attend meetings of the Compensation Committee as requested and also communicate with committee members outside of meetings. Cook reports to the Compensation Committee and works with management only under the direction of the Chair of the Compensation Committee on projects in which the Compensation Committee retains responsibility under its Charter. The Compensation Committee may replace Cook or hire additional advisors at any time. During fiscal 2012, Cook did not provide any other services to us and has received no compensation other than with respect to the services described above.

Competitive Positioning

As the market for experienced executives in the telecommunications industry is highly competitive, and includes several well-established, international organizations, as well as our direct business competitors, the CTI Compensation Committee monitored the executive compensation practices of these companies, as well as those within our industry generally, to ensure that our executive compensation program reflects current market trends and to use as a resource in its deliberations.

In April 2012, at the request of the CTI Compensation Committee, Cook presented an updated group of peer companies to be used for comparative purposes in its executive compensation deliberations and a comparative analysis of our executive compensation program based on compensation information drawn from the pay practices of a group of publicly-traded companies within the telecommunications industry which was developed based upon our expected post-Share Distribution revenue (referred to as the Peer Group). This information was used to match the positions of Messrs. Tartavull, Sabol and Nayak with the competitive marketplace on the basis of job functions and responsibilities. Market compensation data was derived from these market matches, and statistical reference points (such as median and 25th and 75th percentile rates) were calculated for total compensation and for each of the principal elements of the executive compensation program.

At that time, the Peer Group consisted of the following companies:

ADTRAN	JDS Uniphase Corporation
Aruba Networks	Neustar
BMC Software	Nuance Communications
Brocade Communications	Polycom
Ciena Corporation	Quest Software
Comtech Telecommunications	Riverbed Technology
Convergys Corporation	Verisign
CSG Systems International

The Compensation Committee intends to reassess this Peer Group with Cook in fiscal year 2013 and make changes as necessary to reflect our post-Share Distribution market capitalization.

For Mr. Golan, the CTI Compensation Committee relied on its internal analysis, rather than Peer Group data, to determine his fiscal 2012 compensation in 2011. In addition to Peer Group data and internal analyses, the CTI Compensation Committee also reviewed broader technology industry survey data which represented the revenue scope and functional responsibilities of the particular executive for whom it was setting compensation. Our Compensation Committee intends to continue to consider such data and analyses in designing its compensation programs.

Executive Compensation Elements

Base Salary

Messrs. Tartavull, Sabol and Nayak joined us in fiscal 2012. Effective May 21, 2012, Mr. Tartavull was named our President, Chief Executive Officer and director. Effective July 24, 2012, Mr. Sabol was appointed as our Senior Vice President and Chief Financial Officer. Mr. Nayak, our Senior Vice President, Systems and Solutions, was appointed on December 3, 2012. For 2012, the CTI Compensation Committee and Cook took into account Peer Group and survey data to develop fair, reasonable and competitive base salaries and overall compensation packages for Messrs. Tartavull, Sabol and Nayak.

Mr. Golan’s base salary was increased to $320,000 effective March 3, 2011 in recognition of his expanded responsibilities at that time in the position as our Senior Vice President, Business Transformation and Operations. In March 2012, Mr. Golan’s base salary was reviewed by the CTI Compensation Committee and increased to $400,000 in recognition of his expanded responsibilities upon being named our Senior Vice President, Chief Operating Officer in July 2011. Mr. Golan resigned effective January 31, 2013.

Annual Cash Incentive Awards

Individual Target Award Opportunities

The target annual cash incentive award opportunity for fiscal 2012 for each Named Executive Officer was determined by the CTI Compensation Committee based on each executive’s anticipated contributions during fiscal 2012, the market rate of compensation for executives in comparable positions, job functions and internal pay equity. The fiscal 2012 target annual cash incentive award opportunities and total target cash compensation for the Named Executive Officers were as follows:

Named Executive Officer	Annual Base Salary	Target Annual Cash Incentive as Percentage of Base Salary	Target Annual Cash Incentive Award Opportunity	Total Target Cash Compensation
Philippe Tartavull	$700,000	100%	$700,000	$1,400,000
Thomas B. Sabol	$425,000	80%	$340,000	$765,000
Gani Nayak	$340,000	100%	$340,000	$680,000
Oded Golan	$400,000	75%	$300,000	$700,000

Incentive Award Design

Eighty percent (80%) of each Named Executive Officer’s annual cash incentive award opportunity was based upon corporate performance objectives, and twenty percent (20%) of the annual cash incentive award opportunity was based on a qualitative assessment of the individual’s performance in managing his business unit or function as measured against his individual performance objectives for the fiscal year, based on the specific responsibilities of the individual. The CTI Compensation Committee determined these allocations to be appropriate because they linked a substantial portion of each Named Executive Officer’s award opportunity to financial performance, thereby motivating him to focus his efforts on successfully executing our annual operating plan, while also providing a significant financial incentive to effectively manage his respective business unit or function and achieve his personal objectives for the year. The corporate performance objectives for the Named Executive Officers were based on our company’s performance measured against the corporate financial objectives described below.

Corporate Financial Objectives

The fiscal 2012 annual cash incentive awards were based, in part, on the level of achievement of the following pre-established corporate financial objectives, each of which was selected by the CTI Compensation Committee because it is tied to external key performance indicators and is considered to be critical to enhancing stockholder value:

•	consolidated product bookings;

•	Comverse performance margin; and

•	adjusted consolidated cash flow.

The calculations of the achievement of the Comverse performance margin were to be based on the amounts and margin reported in our fiscal 2012 Form 10-K. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our fiscal 2012 Form 10-K.

Our product bookings objective was based on our fiscal 2012 annual product bookings, calculated as the aggregate projected revenue from purchase orders executed during the fiscal year, excluding revenue from maintenance agreements.

The calculation of the achievement of the adjusted consolidated cash flow objective was the 2012 pro forma cash flow for Comverse excluding intercompany transactions with CTI and the impact of significant expenditures related to investigations, evaluations and prior period adjustments, certain non-cash charges, and other significant or unusual expenses, including:

•	amounts paid in respect of extraordinary charges excluded in calculating our Comverse performance margin;

•	nonrecurring, extraordinary legal costs;

•	litigation settlement costs; and

•	nonrecurring, extraordinary cash outlays.

Individual Performance Objectives

Individual performance objectives are typically approved by the Compensation Committee upon recommendation of the Chief Executive Officer for the other executive officers, and the Compensation Committee formulates its own recommendations with respect to the individual performance objectives for the Chief Executive Officer.

In the case of Mr. Tartavull, his individual performance objectives for fiscal 2012 included repositioning us as a growth- and profit-oriented company while creating a strong value proposition for customers; providing visible, strategic leadership and significant customer interaction; evaluating our products and services portfolio and developing a comprehensive roadmap; instilling a culture of excellence, integrity and accountability throughout our company; assessing leadership talent; and establishing us as an independent, publicly-traded company.

In the case of Mr. Sabol, his individual performance objectives included implementing a financial structure; preparing restructuring projects and the absorption of global operations; managing communications to the market with respect to the Share Distribution; and providing structure to our finance organization during the Share Distribution and with respect to potential transactions.

In the case of Mr. Nayak, individual performance objectives were not set for fiscal 2012 given his limited time with our company for the year. The individual performance component of his annual incentive award was therefore determined at the discretion of the Compensation Committee.

In the case of Mr. Golan, his individual performance objectives included executing the business transformation plan, providing operational and managerial support to identify and address risks and challenges in connection with the execution of the business transformation plan, developing a three year business plan in coordination with finance and strategy, implementing the appropriate governance structure for the business in collaboration with our Chief Executive Officer and enhancing employee engagement as evidenced by reduced voluntary attrition.

Payout Calculations

Awards were to range from 0% to a maximum of 200% of target level to ensure that the actual payment, if any, reflected both typical market practice as well as the degree to which each objective was achieved. A 50% payout was assigned for each financial objective if a specified threshold performance level was achieved, and no award would be paid if any achievement was below the 50% threshold for corporate performance or individual performance. A 200% payout was tied to achievement of a specified maximum performance level for corporate performance and individual performance.

Under the terms of the fiscal 2012 cash incentive awards, the achievement of our fiscal 2012 operating plan would result in 100% payout for each financial objective, reflecting the Compensation Committee’s intention that the awards payout for “on target” performance if we achieved on our operating plans for the fiscal year.

Payouts are calculated on a straight line basis for performance between the applicable performance levels (threshold, target and maximum) for each financial objective. Actual awards were to be determined after the end of the fiscal year based on the actual performance against each of these financial objectives.

For fiscal 2012, no payouts were to be made against the corporate performance objectives unless we achieved at least the threshold adjusted consolidated cash flow level. The CTI Compensation Committee believed that this would encourage our executives to improve our cash flow from business operations. If this threshold performance level had not been achieved, although no amounts would be payable for the corporate financial objectives, the Named Executive Officers would be eligible to receive payouts for their achievement of their individual performance objectives.

The relative weightings for each of the corporate financial objectives for fiscal 2012, together with the payout percentages at different levels of achievement (relative to target performance level), were as follows (dollars in thousands):

Objective	Weighting	50% Threshold	100% Target	200% Maximum
Consolidated Product Bookings	40%	$360,000	$405,000	$485,000
Comverse Performance Margin	30%	7.2%	8.0%	10.0%
Adjusted Consolidated Cash Flow	30%	$(15,000)	$(5,100)	$22,000

Decisions and Analysis

On April 16, 2013, our Compensation Committee, in consultation with and based upon the recommendations of Mr. Tartavull (with respect to officers other than himself) and Cook, determined the amount of the annual cash incentive awards for fiscal 2012 for the Named Executive Officers, subject to completion of the audited financial statements for fiscal 2012.

With respect to the corporate financial objectives, the Compensation Committee determined that (i) the threshold for consolidated product bookings reached $311,000,000; (ii) the threshold for pro forma consolidated operating income margin reached 5.2%; and (iii) pro forma consolidated cash flow reached $12,100,000. As a result, the corporate financial objectives paid out at 49.2% of target for each of the Named Executive Officers, as reflected in the following table:

Objective	Weighting	Percentage Achievement	Corporate Percentage
Consolidated product bookings	40%	0%	0%
Comverse performance margin	30%	0%	0%
Adjusted consolidated cash flow	30%	164%	49.2%

			49.2%

With respect to individual performance, after considering the recommendations of Mr. Tartavull with respect to the Named Executive Officers (other than himself), the Compensation Committee assessed each executive’s individual performance and determined that each of Messrs. Tartavull, Sabol and Nayak was entitled to 100%, 75%, and 100%, respectively, based on his accomplishments for the partial year for which he had served, and that Mr. Golan had reached 0% of his target. The corporate financial objective achievement for each Named Executive Officer was multiplied by eighty percent (80%) (relative weighting). The individual objective achievement for each Named Executive officer was multiplied by twenty percent (20%) (relative weighting). The award for each Named Executive Officer was prorated to reflect the portion of fiscal 2012 for which they were employed by us. Based on its assessment, including a comprehensive review of all the facts and circumstances related to performance, the Compensation Committee determined the amount of the annual incentive compensation award for each of the Named Executive Officers as follows:

Named Executive Officer	Target Award Opportunity		Final Payout Percentage	Final Award
Philippe Tartavull	$700,000	(1)	59.4%	$290,630
Thomas B. Sabol	$340,000	(1)	54.8%	$96,838
Gani Nayak	$340,000	(1)	59.4%	$43,179
Oded Golan	$300,000		39.4%	$118,286

(1)	The target award opportunity for Messrs. Tartavull, Sabol and Nayak was pro rated to 70%, 52% and 21%, respectively, to reflect his service to our company during fiscal 2012.

Equity Incentive Awards

In April 2012, the CTI Board issued an RSU award to Mr. Golan for shares of CTI common stock. The CTI Board approved stock option grants and RSU awards for shares of CTI common stock for each of Messrs. Tartavull and Sabol, in each case upon execution of his employment agreement, with the equity awards to be issued upon commencement of his employment. As of the Share Distribution, the CTI equity awards granted to Messrs. Tartavull, Sabol and Golan were assumed by Comverse and converted into stock options and RSU awards for our common stock. In December 2012, our Board approved stock option grants and RSU awards for shares of our common stock for Mr. Nayak.

Other Executive Compensation Matters

Health, Welfare and Other Employee Benefits

We maintain an array of benefit programs to meet the health care and welfare needs of our employees, including medical and prescription drug coverage, dental and vision programs, short-term disability insurance, long-term disability insurance and group life insurance, as well as customary vacation, paid holiday, leave of absence and other similar policies. The Named Executive Officers are eligible to participate in these programs on the same basis as our other salaried employees.

In addition, we maintain a Section 401(k) tax-qualified retirement savings plan for our salaried U.S. employees. The Named Executive Officers are eligible to participate in this plan on the same basis as our other salaried employees. We match 50% of each employee-participant’s individual contributions to the plan, up to an annual maximum of $2,000 per participant.

Finally, Comverse Ltd., a subsidiary of ours, maintains managers’ insurance (“bituach minahalim”) and advanced study (“keren hishtalmut”) funds for its Israeli-based employees, including Mr. Golan. These are customary benefits provided to all employees based in Israel (other than those in very junior positions). A managers’ insurance fund is a combination of severance savings (in accordance with Israeli law), defined contribution tax-qualified pension savings and disability insurance premiums. An advanced study fund is a savings fund of pre-tax contributions to be used after a specified period of time for educational or other permitted purposes.

Perquisites and other Personal Benefits

Although, historically, CTI provided a limited number of perquisites and other personal benefits to certain senior executives, many of these items have been eliminated using, in some cases, corresponding appropriate adjustments to the other cash and equity components of our executive compensation program to both streamline the program and allow for more effective cost control, consistent with the agreements reached with our senior executives.

We provided Mr. Golan and other eligible Israeli-based employees with the use of a company car consistent with customary compensation practices in Israel.

Messrs. Tartavull, Sabol and Nayak were eligible to receive certain benefits and reimbursements in connection with their relocations to Wakefield, Massachusetts, including temporary living expenses, in accordance with our relocation policy.

Employment Agreements

We and Comverse Ltd., as applicable, have entered into written employment agreements with each of the Named Executive Officers. These employment agreements contain the terms of employment of each executive, including base salary, annual cash incentive award opportunity, long-term equity incentive awards, perquisites, in-service benefits and post-employment benefits. These agreements provide each Named Executive Officer with job security for the term of the agreement or the pendency of his employment, as applicable, by specifying the reasons for which his employment may be terminated and providing him with certain severance payments and benefits under certain circumstances.

The employment agreements for the Named Executive Officers protect our interests during and following termination of employment by providing for payments and benefits only in the event of a termination of employment by us without cause or by the Named Executive Officer for good reason and by prohibiting the Named Executive Officer from engaging directly or indirectly in competition with us, from recruiting or soliciting any officer or employee, from diverting customers to a competitor or from disclosing our confidential information or business practices.

For a discussion of the employment agreements with the Named Executive Officers, see “—Employment Agreements and Arrangements with Named Executive Officers.”

Severance Payments and Benefits Following a Change in Control

We have provided for severance payments and benefits to the Named Executive Officers in connection with a termination of employment under certain circumstances following a change in control of our company. The purposes of doing so are to:

•	foster the retention of senior executives by providing a sufficient economic incentive for them to remain with the company through a change in control and in support of an acquirer;

•	promote the orderly succession of talent; and

•	encourage objectivity and independence among the senior leadership team with regard to considering various corporate transactions.

In addition, this protection also serves as an incentive for the Named Executive Officers to remain employed during the threat or negotiation of a change-in-control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction.

Typically, these payments and benefits have been provided as part of a Named Executive Officer’s employment agreement or through a senior executive’s participation in the Executive Severance Protection Plan. As discussed below, each senior executive is eligible for these payments and benefits.

Equity Award Grant Practices

On October 10, 2012, our Board adopted an equity award grant policy that includes the following requirements:

•

all grants of equity awards must be (i) recommended for approval by our Board by the Compensation Committee and (ii) approved by our Board, which approval must include the affirmative vote of the majority of the independent directors;

•	annual grants are intended to be made on the fifth business day after release of annual results, provided we are not otherwise in possession of material non-public information at that time;

•	the date of grant of annual awards and ad hoc awards will be the approval date by our Board, which approval will include the affirmative vote of the majority of the independent directors;

•

the date of grant of new hire equity awards will be the later of the approval date by our Board, which approval will include the affirmative vote of the majority of the independent directors, or the first day of employment;

•	the exercise price of a stock option will be no less than the fair market value of shares of Comverse’s common stock on the date of grant; and

•	fair market value will be determined based on the closing price of shares of Comverse’s common stock on the date of grant.

This equity award grant policy also includes procedures relating to management’s recommendations regarding grants of equity awards to the Compensation Committee, communication of award grants to grantees, acceptance of equity awards by grantees, exercise of option awards and restrictions on trading securities during “blackout” periods. In addition, the policy provides for management’s responsibilities in the equity grant process.

Stock Ownership Policy

In December 2012, the Compensation Committee adopted a stock ownership policy for our executives to encourage them to build their ownership position in Comverse’s common stock over time by retaining the shares they acquire through our equity incentive plans. The guidelines are presented as stock values based upon a multiple of base salary providing that the Chief Executive Officer maintain equity ownership in our company with a value equal to three times his base salary and that each of the other executive officers maintain equity ownership in our company with a value equal to two times his base salary.

In recognition of the fact that each of the Named Executive Officers needs to build his ownership of Comverse’s equity securities to comply with these requirements, prior to achieving the desired ownership levels, each Named Executive Officer is required to hold at least 50% of the shares of Comverse’s common stock issued upon the exercise of vested stock options or the vesting and delivery of RSU awards, less any shares sold or withheld to satisfy any associated tax obligations or, in the case of an option exercise, payment of the exercise price. Upon achieving the desired ownership level, this restriction will lapse and each Named Executive Officer will be required to maintain his required ownership level.

The stock ownership of each Named Executive Officer is reviewed in December of each year for compliance (or progress towards compliance) with the relevant ownership level. For purposes of the policy, shares of Comverse’s common stock that count towards satisfaction of the requisite stock ownership levels include shares directly owned by an executive, shares subject to “in-the-money” stock options that are currently exercisable, and shares that were acquired through the vesting and delivery of RSU awards. Shares subject to “out-of-the-money” stock options that are currently exercisable, shares underlying unvested RSU awards and shares that are otherwise subject to a risk of forfeiture do not count towards satisfaction of the requisite ownership levels.

The Named Executive Officers are in compliance with the provisions of our stock ownership policy.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (or the Code) imposes limitations on the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to our Chief Executive Officer and the three (or two, in our case as an emerging growth company) other most highly compensated named executive officers employed at the end of the fiscal year (other than our Chief Executive Officer) in a taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee monitors the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and is aware of the benefit of assuring that executive compensation qualifies for deductibility. The Compensation Committee’s policy is to qualify our executive compensation for deductibility under applicable tax laws to the extent practicable. The Compensation Committee also believes that it is in our company’s best interests to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) when circumstances warrant. Generally, compensation income realized upon the exercise of stock options granted under our stock option plans will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. Compensation income realized by certain Named Executive Officers upon the vesting of time-based RSU awards will not be deductible to the extent the compensation income realized from such RSU awards, together with all other compensation not qualifying as “performance-based” under the Code, exceeds $1 million in the taxable year. After receipt of stockholder approval of a cash bonus plan complying with Section 162(m) in October 2012, our annual cash incentive award payments to certain Named Executive Officer are intended to be deductible to the extent such compensation, together with all other compensation not qualifying as “performance-based” under the Code, exceeds $1 million in the taxable year.

Taxation of “Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change-in-control of our company that exceeds certain prescribed limits, and that we (or a successor) may forfeit an income tax deduction on the amounts subject to this additional tax. We have not agreed and are not otherwise obligated to provide any Named Executive Officer with any tax “gross-up” or other payment or reimbursement in connection with such additional taxes.

Accounting for Stock-Based Compensation

We follow the FASB’s guidance, related to share-based payment awards, for our stock option grants and RSU awards. The FASB’s guidance requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSU awards, based on the grant date “fair value” of these share-based compensation awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though the recipients may never realize any value from their awards. The FASB’s guidance also requires companies to recognize the compensation cost of their stock-based compensation awards in their statement of operations over the vesting period of the award.

Compensation Committee Report

The Compensation and Leadership Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation and Leadership Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement and in the fiscal 2012 Annual Report on Form 10-K.

The Compensation and Leadership Committee
Susan D. Bowick, Chairperson
James Budge
Mark C. Terrell

The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or deemed to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Compensation and Risk

We review our compensation policies and practices to ensure that they do not encourage our employees to take, or reward our employees for taking, inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on our company. In March 2012, the CTI Compensation Committee, with the assistance of Cook, reviewed CTI’s compensation policies and practices for employees, including the elements of executive compensation program and the various factors that have the effect of mitigating risk, to determine whether any portion of such compensation encourages excessive risk-taking. The following characteristics of CTI’s compensation programs, which we continue to follow, work to reduce the possibility that our employees, including our executive officers, either individually or as a group, might take risks that are reasonably likely to have a material adverse effect on the company:

•	We base our compensation policies and practices on a well-defined and appropriate pay philosophy, peer group and market positioning for each employee group.

•

We attempt to structure employee compensation packages to reflect an effective balance between cash and equity-based compensation, and short-term and long-term performance focus, based on the nature of each employee groups’ responsibilities and market practices.

•	Performance objectives are set with a reasonable probability of achievement and tied to the annual operating budget and long-term strategic planning objectives approved by our Board.

•

Subject to regional differences, we attempt to structure our compensation policies and practices that are based on performance goals uniformly across the company, using quarterly or annual targets that are based on company performance or unit performance and/or sales commissions.

•	In the case of our executive compensation program:

•	We use multiple performance measures in the annual cash incentive award plan.

•	The annual cash incentive award plan is subject to annual maximum payouts.

•	The Compensation Committee has the discretion to reduce earned annual incentive compensation awards based on its evaluation of the quality of earnings, individual performance and other factors.

•

Equity-based incentives vest over a multi-year period to ensure that compensation realized by executives reflects changes in stockholder value over time and senior executives are subject to minimum stock ownership requirements that are based on a multiple of base salary.

•

The Compensation Committee has retained an external, independent executive compensation consultant that does no other work for our company to advise on market practices and the suitability of its compensation actions and decisions.

Executive Compensation Tables

Summary of Executive Compensation

The following table presents, for the fiscal years ended January 31, 2013 and 2012, summary information regarding the total compensation awarded to, earned by or paid to the Named Executive Officers. Each of Messrs. Tartavull, Sabol and Nayak joined us in the fiscal year ended January 31, 2013, and none received compensation for the fiscal year ended January 31, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	All Other Compensation (6) ($)	Total ($)
Philippe Tartavull,	2012	$471,156	—	$835,965	$1,664,039	$290,630	$82,000	$3,343,790
President and Chief Executive Officer
Thomas B. Sabol,	2012	$210,869	—	$270,000	$534,000	$96,838	$2,000	$1,113,707
Senior Vice President, Chief Financial Officer
Gani Nayak,	2012	$62,772	$150,000	$135,222	$152,190	$43,179	$327	$543,690
Senior Vice President, Systems and Solutions
Oded Golan,	2012	$366,076	—	$439,600	$—	$118,286	$115,827	$1,039,789
Then Senior Vice President, Chief Operating Officer(7)
	2011	$319,796	—	$738,200	$—	$175,944	$103,533	$1,337,493

(1)	Messrs. Tartavull, Sabol and Navak began their employment with us on May 21, 2012, July 24, 2012, and December 3, 2012, respectively. The base annual salary for Messrs. Tartavull, Sabol and Nayak was $700,000, $425,000, and $340,000, respectively. The salary shown in this column for each Named Executive Officer reflects amounts paid during fiscal year 2012.
(2)	The payments to the Named Executive Officers under our annual cash incentive plan for fiscal 2012 are reported in the Non-Equity Incentive Plan Compensation column. The amount reported in the Bonus column for Mr. Nayak represents the amount he received as a signing bonus.
(3)	The amounts reported in the Stock Awards column represent the grant date fair value of the RSU awards made to the Named Executive Officers during fiscal 2012 in accordance with FASB ASC Topic 718, related to share-based payment awards. The grant date fair value of these stock-based awards was calculated by multiplying the number of shares in each award by the fair market value of CTI’s common stock on the award’s date of grant, with respect to Messrs. Tartavull, Sabol and Golan, and by the fair market value of our common stock on the award’s date of grant for Mr. Nayak. The amounts reported in this column reflect the compensation expense we expect to record in our financial statements over the vesting schedule of these stock-based awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the awards.
(4)	The amounts reported in the Option Awards column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FASB ASC Topic 718. The amounts reported in this column reflect the compensation expense we expect to record in our financial statements over the vesting schedule of these stock-based awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the awards.
(5)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the payments earned by the Named Executive Officers for fiscal 2012 under our annual cash incentive plan (less any discretionary payments, which are reported in the Bonus column). The amounts for fiscal 2011 were paid in fiscal 2012, and the amounts for fiscal 2012 will be paid in fiscal 2013.

(6)	The amounts reported in the All Other Compensation column for the Named Executive Officers for 2012 are as follows:

Named Executive Officer	401(k) Match	Auto Expenses	Education Fund	Social Security(a)	Management Insurance— Pension Fund	Other Payments		Total
Philippe Tartavull	$2,000	$—	$—	$—	$—	$80,000	(b)	$82,000
Thomas B. Sabol	$2,000	$—	$—	$—	$—	$—		$2,000
Gani Nayak	$327	$—	$—	$—	$—	$—		$327
Oded Golan	$—	$22,008	$27,438	$7,366	$49,865	$9,130	(c)	$115,827

(a)	The social security benefits are provided for Mr. Golan under Israeli law.
(b)	The amount reported consists of payments to Mr. Tartavull under Comverse’s relocation policy in connection with his relocation to Wakefield, Massachusetts. He elected to receive a lump sum, which under the relocation policy is three months’ gross salary, not to exceed $80,000.
(c)	The amount reported consists of payments to Mr. Golan for cellular phone costs and other fringe benefits.

(7)	Mr. Golan, as an Israeli-based employee, was paid in new Israeli shekels (or NIS). In calculating the U.S. dollar equivalent for disclosure purposes, each payment was converted into dollars based on the exchange rate in effect at the end of the month in which the payment was made. For fiscal 2012, the average monthly exchange rate for purposes of converting his base salary into U.S. dollars from NIS was approximately NIS 3.8545 per U.S. dollar. For fiscal 2011, the average monthly exchange rate for purposes of converting his base salary into U.S. dollars from NIS was approximately NIS 3.58 per U.S. dollar.

Grants of Plan-Based Awards Table

The following table presents, for each of the Named Executive Officers, information concerning cash awards under our annual cash incentive plan for fiscal 2012 and grants of stock options and RSU awards made during fiscal 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
Philippe Tartavull	—	$350,000	$700,000	$1,400,000	—	—	—	—
	5/21/12	—	—	—	29,786	—	—	$835,965
	5/21/12	—	—	—	—	178,719	$27.98	$1,664,039
Thomas B. Sabol	—	$170,000	$340,000	$680,000	—	—	—	—
	7/24/12	—	—	—	11,330	—	—	$270,000
	7/24/12	—	—	—	—	67,984	$23.78	$534,000
Gani Nayak	—	$170,000	$340,000	$680,000	—	—	—	—
	12/5/12	—	—	—	4,790	—	—	$135,222
	12/5/12	—	—	—	—	13,848	$28.23	$152,190
Oded Golan	—	$150,000	$300,000	$600,000	—	—	—	—
	4/9/12	—	—	—	15,863	—	—	$439,600

(1)	The amounts reported in these columns reflect the threshold, target and maximum annual cash incentive award opportunities for each of the Named Executive Officers. Award payouts are expected to be made in May 2013 based on the Compensation Committee’s determinations as discussed in “—Compensation Discussion and Analysis.” The actual cash incentive award payouts for fiscal 2012 for each of the Named Executive Officers are reported in the Non-Equity Incentive Plan Compensation column of “—Summary Compensation Table.”

(2)	The stock awards reported in this column consist of RSU awards made during fiscal 2012 under the Comverse, Inc. 2012 Stock Incentive Compensation Plan. The RSU awards made to Messrs. Tartavull, Sabol and Golan were originally issued by CTI for shares of CTI common stock. On November 1, 2012, these awards were assumed by Comverse and converted into RSU awards for our common stock having the same fair value as the CTI awards on the original grant date. The RSU awards in this column have the vesting terms set forth in footnotes (3) and (4) to the Outstanding Equity Awards at Fiscal Year-End Table set forth under “—Outstanding Equity Awards at Fiscal Year-End Table.”
(3)	The stock awards reported in this column consist of non-qualified stock option grants made during fiscal 2012 under the Comverse, Inc. 2012 Stock Incentive Compensation Plan. The option grants made to Messrs. Tartavull and Sabol were originally issued by CTI for shares of CTI common stock. On November 1, 2012, these awards were assumed by Comverse and converted into stock options to purchase our common stock having the same fair value as the CTI awards on the original grant date. The stock option grants in this column have the vesting terms set forth in footnotes (2) and (4) to the Outstanding Equity Awards at Fiscal Year-End Table set forth under “—Outstanding Equity Awards at Fiscal Year-End Table.”
(4)	The amounts reported in this column represent the grant date fair value of the equity awards granted to the Named Executive Officers during fiscal 2012 computed in accordance with FASB ASC Topic 718 related to share based payment awards.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options and RSU awards held as of January 31, 2013. The market value of the shares of our common stock reflected in the table is based upon the closing market price of our common stock on January 31, 2013, the last trading day of the fiscal year, as quoted on the NASDAQ Global Market, which was $28.88 per share.

	Option Awards					Stock Awards
Name(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2) (4)		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3) (4)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Philippe Tartavull	—	178,719	(a)	27.98	5/21/22	—		—
	—	—		—	—	29,786	(d)	$860,220
Thomas B. Sabol	—	67,984	(b)	23.78	7/24/22	—		—
	—	—		—	—	11,330	(e)	$327,210
Gani Nayak	—	13,848	(c)	28.23	12/5/22	—		—
	—	—		—	—	4,790	(f)	$138,335
Oded Golan	200	—		58.16	11/29/13	—		—
	225	—		58.16	11/29/13	—		—
	251	—		58.16	11/29/13	—		—
	1,862	—		29.08	11/29/13	—		—
	—	—		—	—	32,353	(g)	$931,467

(1)	On October 31, 2012, CTI effected the Share Distribution. As a result of the Share Distribution, each of Messrs. Tartavull and Sabol’s RSU awards and stock options for CTI common stock were converted into RSU awards and stock options for Comverse common stock and Mr. Golan’s DSU and RSU awards for CTI common stock were converted into RSU awards for Comverse common stock, and his options to purchase CTI common stock were converted into options to purchase Comverse common stock. All such RSU awards and stock options were granted pursuant to the Comverse, Inc. 2012 Stock Incentive Compensation Plan.
(2)	The stock options held by the Named Executive Officers as of January 31, 2013 that were scheduled to vest are as follows:

a)	Scheduled to vest in three equal installments on each of May 21, 2013, 2014 and 2015.

b)	Scheduled to vest in three installments of 22,662 shares on July 24, 2013 and 22,661 shares on each of July 24, 2014 and 2015.

c)	Scheduled to vest in three equal installments on each of December 5, 2013, 2014 and 2015.

(3)	The RSU awards held by the Named Executive Officers as of January 31, 2013 that were scheduled to vest are as follows:

d)	Scheduled to vest in three installments of 9,929 shares on May 21 of each of 2013 and 2014 and 9,928 shares on May 21, 2015.

e)	Scheduled to vest in three installments with 3,777 shares on July 24 of each of 2013 and 2014 and 3,776 shares on July 24, 2015.

f)	Scheduled to vest in three installments with 1,597 shares vesting on each of December 5, 2013 and 2014 and 1,596 shares vesting on December 5, 2015.

g)	Vested with respect to 4,079 shares on March 3, 2013 and 5,288 shares on April 9, 2013. Scheduled to vest with respect to 2,794 shares on June 27, 2013 and 2,719 shares on July 27, 2013. Under the terms of his separation agreement, all unvested RSUs held by Mr. Golan as of August 31, 2013 will be forfeited.

(4)	The equity awards held by the Named Executive Officers as of January 31, 2013 also provide for accelerated automatic vesting in full under the following circumstances:

Messrs. Tartavull, Sabol and Nayak:

•	In the event of a change in control, to the extent that the continuing entity fails to assume or replace the equity award with a new award of equivalent value and substantially equivalent terms.

•

If the Named Executive Officer’s employment is terminated by us without cause, any portion of the equity award that would have vested during the one (1) year period following the Named Executive Officer’s termination date (had he continued to be employed by us during such period) will immediately vest.

•	If the Named Executive Officer resigns for good reason.

•

If the Named Executive Officer’s employment is terminated by us without cause or by the executive for good reason either in contemplation of a change in control or within 24 months following a change in control.

•	Upon a Named Executive Officer’s death or disability.

Mr. Golan:

•	Under the terms of his separation agreement, all options held by Mr. Golan were vested on or prior to January 31, 2013. Any unexercised options as of November 29, 2013 will be forfeited.

Option Exercises and Stock Vested Table

The following table presents, for each of the Named Executive Officers, the number of shares of our common stock acquired upon the vesting of RSU awards during the fiscal year ended January 31, 2013, and the value realized upon the vesting of such awards. For purposes of the table, the value realized is based upon the closing market price of our common stock on the vesting date.

Stock Awards
Name	Number of Shares Acquired on Vesting( #)		Value Realized on Vesting ($)
Philippe Tartavull	—		$—
Thomas B. Sabol	—		$—
Gani Nayak	—		$—
Oded Golan(1)	52,333	(1)	$313,678

(1)	Prior to the Share Distribution, Mr. Golan acquired shares of CTI common stock upon the vesting of DSU awards.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for the Named Executive Officers during fiscal 2012.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for the Named Executive Officers during fiscal 2012.

Employment Agreements and Arrangements with Named Executive Officers

Messrs. Tartavull, Sabol and Nayak have entered into written employment agreements with Comverse, Inc. and Mr. Golan has entered into a written employment agreement with our subsidiary, Comverse Ltd. These agreements contain the terms of their employment, including base salary, annual cash incentive award opportunity, long-term equity incentive awards, perquisites, in-service benefits and post-employment benefits, and provide job security by specifying the reasons for which their employment may be terminated and providing them with certain severance payments and benefits under certain circumstances.

These employment agreements protect the interests of Comverse, Inc. and Comverse Ltd., as applicable, in the event of a termination of employment by stipulating the rights and responsibilities of the parties and prohibiting these individuals from engaging in certain specific harmful activities, including engaging directly or indirectly in competitive activities, from recruiting or soliciting any officer or employee, from diverting customers to a competitor or from disclosing confidential information or business practices.

The following narrative summarizes the material terms and conditions of these employment agreements. Each of these agreements includes provisions relating to specific payments and benefits in the event of the Named Executive Officer’s termination of employment under specified circumstances, including following a change in control of our company.

Philippe Tartavull

We and CTI entered into an employment agreement with Mr. Tartavull pursuant to which Mr. Tartavull serves as our Chief Executive Officer as of May 21, 2012 and continuing for a term of three years. Pursuant to the terms of his employment agreement, Mr. Tartavull receives an annual base salary of $700,000, subject to increase at the discretion of the Compensation Committee, and is eligible to receive an annual performance-based cash bonus in a target amount equal to 100% of his base salary and a maximum of 200% of his base salary.

Upon commencing employment, Mr. Tartavull received (i) an RSU award in respect of 131,441 shares of CTI’s common stock, which shares will vest and be delivered in three equal annual installments commencing May 21, 2013, and (ii) stock options to purchase 788,644 shares of CTI’s common stock at $6.34, the price of such common stock at the close of business on May 21, 2012, which options will vest in three equal annual installments commencing May 21, 2013 and will expire on May 21, 2022, subject to his continuing employment on each vesting date. On November 1, 2012, in connection with the Share Distribution, these awards were converted into: (i) an RSU award in respect of 29,786 shares of our common stock and (ii) stock options to purchase 178,719 shares of our common stock at $27.98, in each case with the same vesting terms as the original equity grants from CTI.

During the term of employment, Mr. Tartavull is also eligible to receive subsequent equity awards consistent with those provided to other senior executives. Mr. Tartavull is also eligible to participate in any benefit plans, including medical, disability and life insurance, offered by us on the same basis as those generally made available to other senior executives.

Mr. Tartavull is also entitled to be reimbursed for reasonable business expenses and for reasonable legal fees and expenses up to $25,000 incurred in connection with the negotiation and execution of his employment agreement. Mr. Tartavull is subject to ongoing covenants not to disparage us or disclose our confidential information and to assign to us all intellectual property created during employment. During his employment and for one year thereafter, he is required not to compete with us or solicit our employees, consultants, customers or clients.

Thomas B. Sabol

We and CTI entered into an employment agreement with Mr. Sabol pursuant to which Mr. Sabol joined us to serve as our Chief Financial Officer commencing on July 24, 2012 and continuing for a term of three years. Pursuant to the terms of his employment agreement, Mr. Sabol receives an annual base salary of $425,000, subject to increase at the discretion of the Compensation Committee, and is eligible to receive an annual performance-based cash bonus in a target amount equal to 80% of his base salary and a maximum of 160% of his base salary.

Upon commencing employment, Mr. Sabol received (i) an RSU in respect of 50,000 shares of CTI’s common stock, which shares will vest and be delivered in three equal annual installments commencing July 24, 2013, and (ii) stock options to purchase 300,000 shares of CTI common stock at $5.40, the price of such common stock at the close of business on the date of commencement of Mr. Sabol’s employment, which options will vest in three equal annual installments commencing July 24, 2013 and will expire on July 24, 2022, subject to his continuing employment on each vesting date. On November 1, 2012, in connection with the Share Distribution, these awards were converted into: (i) an RSU award in respect of 11,330 shares of our common stock and (ii) stock options to purchase 67,984 shares of our common stock at $23.78, in each case with the same vesting terms as the original equity grants from CTI.

During the term of employment, Mr. Sabol is also eligible to receive subsequent equity awards consistent with those provided to other senior executives. Mr. Sabol is also eligible to participate in any benefit plans, including medical, disability and life insurance, offered by us on the same basis as those generally made available to other senior executives.

Mr. Sabol is subject to ongoing covenants not to disparage us or disclose our confidential information and to assign us all intellectual property created during employment. During employment and for one year thereafter, he is required not to compete with us or solicit our employees, consultants, customers or clients.

Gani Nayak

We entered into an employment agreement with Mr. Nayak pursuant to which Mr. Nayak joined us to serve as our Senior Vice President, Systems and Solutions commencing on December 3, 2012 and continuing for a term of three years. Pursuant to the terms of his employment agreement, Mr. Nayak receives an annual base salary of $340,000, subject to increase at the discretion of the Compensation Committee, and is eligible to receive an annual performance-based cash bonus in a target amount equal to 100% of his base salary and a maximum of 200% of his base salary. Mr. Nayak also received a cash signing bonus in the amount of $150,000.

Upon commencing employment, Mr. Nayak received (i) an RSU in respect of 4,790 shares of our common stock, which shares will vest and be delivered in three equal annual installments commencing December 5, 2013, and (ii) stock options to purchase 13,848 shares of our common stock at $28.23, the price of such common stock at the close of business on the date of commencement of Mr. Nayak’s employment, which options will vest in three equal annual installments commencing December 5, 2013 and will expire on December 5, 2022, subject to his continuing employment on each vesting date.

During the term of employment, Mr. Nayak is also eligible to receive subsequent equity awards consistent with those provided to other senior executives. Mr. Nayak is also eligible to participate in any benefit plans, including medical, disability and life insurance, offered by us on the same basis as those generally made available to other senior executives.

Mr. Nayak is subject to ongoing covenants not to disparage us or disclose our confidential information and to assign us all intellectual property created during employment. During employment and for one year thereafter, he is required not to compete with us or solicit our employees, consultants, customers or clients.

Oded Golan

Mr. Golan had an employment agreement with Comverse Ltd. and was based in Tel Aviv, Israel. This agreement was executed on June 15, 2010 and was for a term of twelve months, provided, that the term could be extended for an additional twelve month period by Comverse Ltd. Mr. Golan’s employment agreement set forth his initial base salary of $275,000, annual target incentive award opportunity of $180,000, subject to a maximum of $300,000, and certain severance provisions. The actual amount of any annual incentive award would be determined based upon the level of achievement of certain performance objectives, as developed by Comverse Ltd. Mr. Golan was eligible to participate in all of the employee welfare and pension benefit plans, programs and arrangements that CTI made available to its senior-level executives, and to participate in the fringe benefit programs applicable to senior-level executives (if any) and to be reimbursed for reasonable business expenses. In addition, Mr. Golan was entitled to be reimbursed for up to $5,000 of his reasonable legal fees and expenses incurred in connection with negotiating and executing his employment agreement.

Pursuant to his employment agreement, Mr. Golan received certain DSU and RSU awards covering shares of CTI common stock and options to purchase shares of CTI common stock. In connection with the Share Distribution, Mr. Golan’s DSU awards were converted into RSU awards covering shares of Comverse common stock and options to purchase shares of Comverse common stock.

Mr. Golan’s employment agreement imposes certain obligations with respect to maintaining confidential information (both during his employment and following termination of employment), and contains an assignment of intellectual property rights provision and non-solicitation provisions applicable during his employment and for a one-year period following termination of employment. In addition, Mr. Golan’s agreement imposes certain non-competition provisions applicable during his employment and for a one-year period following termination of employment.

On March 3, 2011, Mr. Golan’s employment agreement was amended to reflect an increase in his base salary to $320,000, an increase in his annual target incentive award opportunity to $220,000, subject to a maximum of $440,000, and changes to certain severance provisions. In addition, Mr. Golan’s employment agreement was further amended on September 22, 2011 to reflect a change in title from Senior Vice President, Business Transformation to Senior Vice President, Chief Operating Officer, effective July 2011, and the term of the agreement was revised to provide that it would continue until terminated by either party.

On March 29, 2012, Mr. Golan’s employment agreement was amended to reflect an increase in his base salary to $400,000, an increase in his annual target incentive award opportunity to $300,000, subject to a maximum of $600,000 in recognition of his promotion to Senior Vice President, Chief Operating Officer and the assumption of expanded responsibilities.

On August 5, 2012, Comverse Ltd. and Mr. Golan entered into a separation agreement in which they mutually agreed upon the terms of transition and separation of employment of Mr. Golan. Pursuant to the separation agreement, Mr. Golan continued to serve as Senior Vice President, Chief Operating Officer through January 31, 2013, at which time he resigned from his position. Pursuant to his separation agreement, Mr. Golan will continue to receive the compensation and benefits set forth in his employment agreement through August 31, 2013 (referred to as the termination date). Following his termination, Mr. Golan is entitled to: the cash incentive award for fiscal 2012 in accordance with the terms of the Executive Bonus Plan; $225,000, representing 75% of his target bonus opportunity; the release of severance and pension insurance funds deposited on his behalf during the term of his employment and the payment of the necessary supplement (to the extent required under applicable law) to the amount accrued in the severance pay portion of Mr. Golan’s pension plan; accrued but unused recuperation and vacation pay; and reimbursement of legal expenses of up to NIS 8,000 incurred in connection with the negotiation of his agreement. Mr. Golan’s RSU awards will continue to vest in accordance with their terms through the termination date.

Pursuant to his separation agreement, Mr. Golan agreed to waive and release us from any claims relating to circumstances existing through the termination date and certain non-disclosure, intellectual property assignment, non-competition and non-solicitation provisions set forth in Mr. Golan’s employment agreement will continue to apply. The terms of the separation agreement provide for clawback of certain sums paid to Mr. Golan in the event of a breach of the restrictive covenants or the terms of the waiver and release.

Potential Payments upon Termination or upon Change in Control

Each of the Named Executive Officers is or was eligible to receive certain severance payments and benefits in connection with his termination of employment under various circumstances, including following a change in control of Comverse. For a summary of the material terms and conditions of the employment agreements that govern the disposition of these payments and benefits for our Named Executive Officers, see “—Employment Agreements and Arrangements with Named Executive Officers.” For a summary of the material terms and conditions of our Executive Severance Protection Plan, which applied to Mr. Golan, see below.

The estimated potential severance payments and benefits payable to each Named Executive Officer in the event of termination of his employment as of January 31, 2013 pursuant to his individual employment agreement or the Executive Severance Protection Plan, as applicable, are described below.

The actual amounts that would be paid or distributed to the Named Executive Officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the Named Executive Officer’s base salary and the market price of our common stock. In addition, although we and Comverse Ltd., as applicable, have entered into individual employment agreements providing severance payments and benefits to the Named Executive Officers in connection with a termination of employment under particular circumstances, we or Comverse, Ltd. may mutually agree with the Named Executive Officers on severance terms that vary from those provided in the pre-existing agreements. Finally, in addition to the amounts presented below, each Named Executive Officer would also receive any shares of our common stock covered by RSUs that vested on or before his termination date and would be able to exercise any vested stock options that he held as of his termination date. For more information about the Named Executive Officers outstanding equity awards as of January 31, 2013, see “—Outstanding Equity Awards At Fiscal Year-End Table.”

In addition to the severance payments and benefits described in the Named Executive Officers’ individual employment agreements, these executives are eligible to receive any benefits accrued under broad-based benefit plans, such as disability benefits and accrued vacation pay, in accordance with those plans and policies.

Each of the Named Executive Officers is subject to compliance with certain restrictive covenants set forth in his individual employment agreement that continue following his termination of employment. Generally, these covenants prohibit the Named Executive Officers from disclosing proprietary or confidential information, developing certain intellectual property rights following termination of their employment and from competing with us for a certain period after termination of their employment. Each of the Named Executive Officers is prohibited for one year after termination of his employment from soliciting any of our employees to leave employment or any of our customers or suppliers to do business with any of our competitors.

Under their employment agreements, the Named Executive Officers are eligible to receive certain severance payments and benefits in the event their employment is terminated under various circumstances, including following a change in control of our company, as follows:

Termination upon Death or Disability

In the event of termination of employment due to death or disability, each of Messrs. Tartavull, Sabol and Nayak will be entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award, treatment of any annual equity awards in accordance with the standard policy applicable to our other senior executive officers, and additional benefits, if any, as may be provided under our applicable plans, programs and arrangements. He will also receive immediate vesting of all of his outstanding RSU awards and stock options that were granted by us when his employment began, or converted by us as of the Share Distribution, as applicable.

Under his original employment agreement, in the event of a termination of employment due to death or disability, Mr. Golan would have been entitled to receive his earned but unpaid annual incentive award for the immediately preceding fiscal year and other benefits, if any, as may be provided under applicable plans, programs and arrangements of Comverse Ltd.

Termination for Cause or without Good Reason

In the event of a termination of employment by us for “cause” or by either Mr. Tartavull, Sabol or Nayak for other than “good reason” (each as defined in his employment agreement), he will be entitled to receive his earned but unpaid base salary, earned but unpaid annual incentive award, treatment of any annual equity awards in accordance with the standard policy applicable to our other senior executive officers, and additional benefits, if any, as may be provided under our applicable plans, programs and arrangements. All of his unvested RSU awards and stock options shall be immediately forfeited as of the termination date.

Termination without Cause or for Good Reason

In the event of a termination of employment by us without “cause” or by Mr. Tartavull for “good reason,” subject to his execution of a release of claims against us, he will be entitled to receive any accrued but unpaid base salary, a lump sum severance payment equal to two times his annual base salary then in effect, any earned but not yet paid cash bonus for a fiscal year ending prior to the date of termination, a pro-rata cash bonus for the fiscal year in which the termination occurs based on actual performance, and a lump sum payment equal to 24 months of the COBRA continuation coverage premium as if he were still an active employee. In addition, if Mr. Tartavull’s employment is terminated by us without cause, he will be entitled to immediate vesting of any portion of the equity awards converted in connection with the Share Distribution that would have vested during the one year period following termination had he continued to be employed, or, if Mr. Tartavull resigns for good reason, he will be entitled to immediate vesting in full of such equity awards. In addition, he will be entitled to be reimbursed for reasonable business expenses.

In the event of a termination of employment by us without “cause” or by either Mr. Sabol or Mr. Nayak for “good reason,” subject to his execution of a release of claims against us, he will be entitled to receive any accrued but unpaid base salary, a lump sum severance payment equal to 150% of his annual base salary then in effect, any earned but not yet paid cash bonus for a fiscal year ending prior to the date of termination, a pro-rata cash bonus for the fiscal year in which the termination occurs based on actual performance, and a lump sum payment equal to 18 months of the COBRA continuation coverage premium as if he were still an active employee. In addition, if Mr. Sabol’s or Mr. Nayak’s employment is terminated by us without cause, he will be entitled to immediate vesting of any portion of the equity awards granted by us when his employment began or converted in connection with the Share Distribution, as applicable, that would have vested during the one year period following termination had he continued to be employed, or, if Mr. Sabol or Mr. Nayak resigns for good reason, he will be entitled to immediate vesting in full of such equity awards. In addition, he will be entitled to be reimbursed for reasonable business expenses.

In the event of a termination of employment by Comverse Ltd. without cause or by Mr. Golan for good reason, Mr. Golan would have been entitled to receive any annual bonus earned, but unpaid, as of the termination date for the immediately preceding fiscal year; 75% of his target annual incentive award, regardless of any performance requirements; such other or additional benefits, if any, as may be provided under applicable plans, programs and arrangements of Comverse Ltd.; and earned, but unpaid, vacation days.

Termination in Connection with or following a Change in Control of Our Company

In the event Mr. Tartavull’s, Mr. Sabol’s or Mr. Nayak’s employment is terminated without cause either prior to, but in contemplation of, a “change of control” (as defined in the employment agreement), or within 24 months following a change of control, his severance payment amount will be increased to 150% of the sum of his annual base salary and target cash bonus and the equity awards granted by us when his employment began, or converted by us as of the Share Distribution, as applicable, will vest in full.

Executive Severance Protection Plan

Our Executive Severance Protection Plan provides for the payment of severance and other benefits to designated executives of ours and our subsidiaries and affiliates in the event of their termination of employment in certain situations upon, following or in connection with a change in control of our company. Pursuant to the current terms of the plan, upon the execution of an appropriate release of claims against us and the continued obligations under certain restrictive covenants regarding confidentiality, non-competition and non-solicitation, an eligible executive would be entitled to receive:

•

a cash severance payment consisting of a percentage of his base salary, a percentage of his target bonus and a pro rata portion of the actual bonus that he would have earned for the period during which he provides services during the year of termination;

•

continued medical, dental and life insurance benefits at the same benefit level as provided immediately prior to the change in control and at the same cost as is generally provided to our active employees for the period of time set forth in the Plan Notification;

•	accrued but unpaid base salary and bonus through the date of termination of employment;

•

reimbursement of unreimbursed expenses and such other compensation (including any stock options or other equity-related payments) and benefits, if any, to which the executive may be entitled from time to time pursuant to the terms and conditions of the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs; and

•	accelerated vesting of any outstanding equity awards then held by the executive.

During fiscal 2012, Mr. Golan was the only Named Executive Officer eligible to participate in the Executive Severance Protection Plan. As of January 31, 2013, Mr. Golan was entitled to participate at a level of 100% of base salary and target annual cash incentive award opportunity.

Potential Payments and Benefits

Upon Termination of Employment

or Change in Control of Our Company

The following table sets forth the potential (estimated) payments and benefits to which each Named Executive Officer would have been entitled assuming termination of his employment or a change in control of our company as of January 31, 2013, as specified under his employment agreement.

Triggering Event (1)	Philippe Tartavull (3)	Thomas B. Sabol (4)	Gani Nayak (5)	Oded Golan (6)
Termination upon Death or Disability
Annual Incentive Award (2)	$—	$—	$—		$—
Accelerated Vesting of Equity Awards	$1,021,637	$673,609	$147,336		$—
Severance Payment	$—	$—	$—		$—
Health Benefit Payments	$—	$—	$—		$—
TOTAL	$1,021,637	$673,609	$147,336		$—
Termination without Cause
Annual Incentive Award (2)	$700,000	$340,000	$340,000		$—
Accelerated Vesting of Equity Awards	$340,556	$224,550	$49,121		$—
Severance Payment	$1,400,000	$637,500	$510,000		$225,000
Health Benefit Payments	$26,079	$19,555	$9,078		$—
TOTAL	$2,466,635	$1,221,605	$908,199	$
Termination for Good Reason
Annual Incentive Award (2)	$700,000	$340,000	$340,000		$—
Accelerated Vesting of Equity Awards	$1,021,637	$673,609	$147,336		$—
Severance Payment	$1,400,000	$637,500	$510,000		$225,000
Health Benefit Payments	$26,079	$19,555	$9,078		$—
TOTAL	$3,147,716	$1,670,664	$1,006,414	$
Termination in Connection with a Change in Control
Annual Incentive Award (2)	$700,000	$340,000	$340,000		$300,000
Accelerated Vesting of Equity Awards	$1,021,637	$673,609	$147,336		$32,382
Severance Payment	$2,100,000	$1,147,500	$1,020,000		$700,000
Health Benefit Payments	$26,079	$19,555	$9,078		$—
TOTAL	$3,847,716	$2,180,664	$1,516,414		$1,032,382

(1)	Assumes the date of termination of employment was January 31, 2013 and that the market price of our common stock on January 31, 2013 (the last trading day of the fiscal year) was $28.88 per share (the closing market price of our common stock as quoted on the NASDAQ Global Market).
(2)	For purposes of these estimates, the pro rata portion of the actual annual cash incentive award payable assumes on-target achievement of the performance goals established for the Named Executive Officer for fiscal 2012 and payment of 100% of the target annual cash incentive award opportunity to each Named Executive Officer.
(3)	For the purpose of these estimates, Mr. Tartavull’s compensation is as follows: current base salary equal to $700,000, a targeted annual cash incentive award opportunity equal to $700,000, outstanding unvested RSU awards covering 29,786 shares of common stock and outstanding unvested stock options covering 178,719 shares of common stock having an exercise price of $27.98.
(4)	For the purposes of these estimates, Mr. Sabol’s compensation is as follows: current base salary equal to $425,000, a targeted annual cash incentive award opportunity equal to $340,000, outstanding unvested RSU awards covering 6,666 shares of common stock and outstanding unvested stock options covering 67,894 shares of common stock having an exercise price of $23.78.
(5)	For the purposes of these estimates, Mr. Nayak’s compensation is as follows: current base salary equal to $340,000, a targeted annual cash incentive award opportunity equal to $340,000, outstanding unvested RSU awards covering 4,790 shares of common stock and outstanding unvested stock options covering 13,848 shares of common stock having an exercise price of $28.23.

(6)	For the purpose of these estimates, Mr. Golan’s compensation is as follows: current base salary equal to $400,000, a targeted annual cash incentive award opportunity equal to $300,000 and outstanding unvested RSU awards covering 32,353 shares of common stock. As of January 31, 2013, upon termination of employment other than in connection with a change in control of our company or other than for cause, Mr. Golan would also have been entitled to receive the release of all monies accrued in his managers insurance fund and advanced education fund deposited by him and Comverse Ltd. during his employment. These amounts are not included in the estimates reported in the foregoing table. Amounts payable to Mr. Golan under his separation agreement following his termination date of August 31, 2013 are described under “—Employment Agreements and Arrangements with Named Executive Officers.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements between CTI and Comverse Relating to the Share Distribution

Following the Share Distribution, we and CTI operate independently, and neither has any ownership interest in the other. In order to govern certain ongoing relationships between CTI and us after the Share Distribution and to provide mechanisms for an orderly transition, we and CTI entered into agreements pursuant to which certain services and rights are provided for following the Share Distribution, and CTI and Comverse indemnify each other (and in certain cases Verint Systems Inc. (or Verint), CTI’s current parent company and former majority-owned subsidiary, with which it merged on February 4, 2013 (referred to as the Verint Merger) against certain liabilities arising from their respective businesses, the services that are provided under such agreements and the Share Distribution. The following is a summary of the terms of the material agreements we entered into with CTI on October 31, 2012.

This summary does not purport to be complete and may not contain all of the information about these agreements that is important to you. These summaries are subject to, and qualified in their entirety by reference to, the agreements described below, each of which is an exhibit to the 2012 Annual Report. You are encouraged to read each of these agreements carefully and in their entirety, as they are the primary legal documents governing the relationship between CTI and Comverse following the Share Distribution.

Except for matters covered by the Distribution Agreement, the Transition Services Agreement, the Tax Disaffiliation Agreement, the Employee Matters Agreement (each as described below) and the other agreements we entered into with CTI in connection with the Share Distribution or other arm’s-length transactions entered into in the ordinary course of business, any and all agreements, arrangements, commitments and understandings, between us and our subsidiaries and other affiliates, on the one hand, and CTI and its subsidiaries and other affiliates, on the other hand, terminated as of the Share Distribution.

Distribution Agreement

We entered into a Distribution Agreement with CTI on October 31, 2012 in connection with the Share Distribution. The Distribution Agreement set forth our agreement with CTI regarding the principal transactions necessary to separate us from CTI. It also sets forth other agreements that govern certain aspects of our relationship with CTI after the completion of the Share Distribution and provides certain indemnities to CTI and its affiliates (including Verint following the Verint Merger).

In general, CTI did not make any representations or warranties regarding the transactions contemplated by the Distribution Agreement or the business, assets, liabilities, condition or prospects of CTI or Comverse. Except as expressly set forth in the Distribution Agreement or in any ancillary agreement, all assets were transferred on an “as is,” “where is” basis.

Distribution. On October 31, 2012, CTI distributed to its shareholders one share of our common stock for every ten CTI common shares held by its shareholders. Fractional shares of our common stock were not distributed. Fractional shares of our common stock to which holders of record of CTI common shares would otherwise be entitled were aggregated and sold in the public market by the distribution agent at prevailing market prices.

Transfer of Assets and Assumptions of Liabilities. The Distribution Agreement identified certain transfers of assets and assumptions of liabilities that were necessary in advance of the Share Distribution so that each of Comverse and CTI retains the assets of, and the liabilities associated with, our respective businesses. The Distribution Agreement also provided for the settlement or extinguishment of certain liabilities and other obligations between us and CTI.

Misallocated Transfers. We and CTI agreed that if at any time after the Share Distribution either party discovers that it or any of its affiliates is the owner of or receives any asset or is liable for any liability that is attributable to the other party or any person that is an affiliate of the other party, it will promptly convey, or cause to be conveyed the applicable asset or liability to the proper party.

Release of Claims. We agreed to broad releases pursuant to which we released CTI and its affiliates, successors and assigns from, and indemnify and hold harmless all such persons against and from, any claims against any of them that arise out of or relate to the management of our business, certain events that took place prior to the Share Distribution, the Share Distribution, the terms of the Distribution Agreement and the other agreements being entered into in connection with the Share Distribution, our post-Share Distribution certificate of incorporation and the bylaws, and any other decision made or action taken relating to us. The releases do not extend to obligations or liabilities under any agreements between the parties that remain in effect following the Share Distribution, including, but not limited to, the Distribution Agreement, the Transition Services Agreement, the Tax Disaffiliation Agreement and the Employee Matters Agreement.

Indemnification. We and CTI agreed to indemnify each other and each of our respective affiliates and representatives, and each of the heirs, executors, successors and assigns of such representatives against certain liabilities in connection with our respective businesses and any breach by such company of the Distribution Agreement.

In addition, under the Distribution Agreement we agreed to indemnify CTI and its affiliates (including Verint after the Verint Merger) against certain losses that may arise as a result of the Verint Merger and the Share Distribution. Certain of these indemnification obligations are capped at $25.0 million and certain are uncapped. Specifically, the capped indemnification obligations include indemnifying Verint against losses stemming from breaches by CTI of representations, warranties and covenants in the Verint Merger Agreement and for any liabilities of CTI that are known by CTI but not included on the net worth statement delivered at the closing of the Verint Merger. Our uncapped indemnification obligations include indemnifying Verint against liabilities relating to our business; claims by any shareholder or creditor of CTI related to the Share Distribution, the Verint Merger or related transactions or disclosure documents; certain claims made by employees or former employees of CTI and any claims made by employees and former employees of ours (including but not limited to the Israeli optionholder suits discussed under “Business—Legal Proceedings” in our 2012 Annual Report); any failure by us to perform under any of the agreements entered into in connection with the Share Distribution; claims related to the CTI’s ownership or operation of our company; claims related to the Starhome Disposition (as described in our 2012 Annual Report); certain retained liabilities of CTI that are not reflected on or reserved against on the net worth statement delivered by CTI at the closing of the Verint Merger; and claims arising out of the exercise of appraisal rights by a CTI shareholder in connection with the Share Distribution. CTI placed $25.0 million in cash in escrow to support indemnification claims to the extent made against us by Verint. The escrow funds cannot be used for claims related to the Israeli optionholder suit. We also assumed all pre-Share Distribution tax obligations of each of us and CTI.

Exchange of Information. We and CTI agreed to provide each other with information relating to the other party or the conduct of its business prior to the Share Distribution, and information reasonably necessary to prepare financial statements and any reports or filings to be made with any governmental authority. We and CTI also agreed to retain such information in accordance with our respective record retention policies as in effect on the date of the Distribution Agreement or as otherwise required by law or agreement.

Access to Information; Witnesses; Confidentiality. We and CTI agreed to allow each other and our respective representatives reasonable access to all records in our or their possession relating to the business and affairs of the other party, including for audit, accounting, litigation, income taxes, financial reporting and regulatory compliance purposes. We and CTI also agreed to use reasonable efforts to make available to the other party and its accountants, counsel and other designated representatives, upon written request, its directors, officers, employees and representatives as witness and will otherwise cooperate with the other party in connection with any proceeding arising out of its or the other party’s business and operation before the Share Distribution. Subject to limited exceptions, we and CTI and our representatives are required to hold confidential all information in our or their possession concerning the other party.

Appraisal Rights. The Distribution Agreement provides that we will indemnify CTI and each of its affiliates against all liabilities arising out of the exercise of appraisal rights by any shareholder of CTI with respect to the Share Distribution. In exchange, CTI will contribute to us all shares of our common stock that are allocable to a holder of CTI common shares that exercises its appraisal rights.

Further Assurances. We and CTI agreed to take all actions reasonably necessary or desirable to consummate and make effective the transactions contemplated by the Distribution Agreement and the ancillary agreements related thereto, including using commercially reasonable efforts to promptly obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for the consummation of such transactions.

Third-Party Beneficiaries. We and CTI agreed that each party identified as an indemnitee in the Distribution Agreement who is not a party to the agreement is an intended third-party beneficiary of the indemnification provisions.

Transition Services Agreement

On October 31, 2012, in connection with the Share Distribution, we entered into a Transition Services Agreement with CTI, pursuant to which each of we and CTI agreed to provide the other with certain services to help ensure an orderly transition following the Share Distribution. We provided these services through the completion of the Verint Merger on February 4, 2013.

The services provided by us to CTI under the Transition Services Agreement included: payroll services; health and welfare plan administration; finance, treasury, accounting and internal audit services; tax return preparation; financial reporting; insurance services; information technology services; and other operation support and services. In addition, CTI was permitted to request that we provide it with certain services not contemplated by the Transition Services Agreement, to the extent the request was made in good faith and the terms and conditions of such additional services are agreed. Under the Transition Services Agreement, CTI provides us with the type of general operational support historically provided to us by CTI employees, in each case limited to providing executive oversight, granting approvals and performing other duties required for filings.

Amounts payable for services provided under the Transition Services Agreement generally equaled the costs and expenses incurred by the party providing the services, and a significant portion of the services that we provided had fixed fees. The Transition Services Agreement required that the services be provided in a manner to permit CTI to comply with its legal obligations and in a manner and at a level of service consistent with past practice for the parties and in any event with at least a reasonable degree of care.

Subject to limited exceptions, we and CTI each agreed to limit our liability to the other in respect of causes of action arising under the agreement. In addition, we agreed to indemnify CTI against certain losses stemming from the provision of services and certain breaches of the agreement.

Tax Disaffiliation Agreement

The Tax Disaffiliation Agreement entered into on October 31, 2012, effective as of the Share Distribution, governs CTI’s and our respective rights, responsibilities and obligations with respect to both pre- and post-distribution periods, including tax liabilities and benefits, the preparation and filing of tax returns, and the control of audits and other tax matters. In general, we are required under the Tax Disaffiliation Agreement to pay all CTI group and Comverse group taxes attributable to periods ending on or before the Share Distribution. In general,

CTI is required under the Tax Disaffiliation Agreement to pay all taxes for the CTI group for taxable periods beginning the day after the distribution and the portion of any straddle period beginning on the day after the distribution date.

Our obligations under the Tax Disaffiliation Agreement are not limited in amount or subject to any cap. Further, even if we are not responsible for tax liabilities under the Tax Disaffiliation Agreement, we nonetheless could be liable under applicable tax law. If we are required to pay any tax liabilities under the circumstances set forth in the Tax Disaffiliation Agreement or pursuant to applicable tax law, the amounts may be significant.

Employee Matters Agreement

On October 31, 2012, in connection with the Share Distribution, we entered into the Employee Matters Agreement with CTI. The Employee Matters Agreement allocated liabilities and responsibilities between us and CTI relating to employee compensation and benefit plans and programs, including the treatment of certain employment agreements, severance plans, outstanding annual and long-term incentive awards, and health and welfare benefit obligations.

In general, the Employee Matters Agreement provided that following the Share Distribution we would be responsible for all employment and benefit-related obligations and liabilities related to those individuals employed by us prior to the Share Distribution (referred to as the Comverse employees) and those individuals whose employment was transferred to us in connection with the Share Distribution (referred to as the transferred employees). In general, CTI was responsible for any employment and benefit-related obligations and liabilities of any employees who continued to be employees of CTI following the Share Distribution (referred to as the remaining CTI employees).

Specific provisions of the Employee Matters Agreement include the following:

•	Employment Agreements. We assumed and CTI assigned all employment-related agreements and arrangements for all transferred employees following the Share Distribution.

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Severance Plans. Remaining CTI employees continue to participate in CTI’s executive severance protection plan following the Share Distribution, but our employees and transferred employees ceased to participate in such plan. We were required to adopt a severance plan for the benefit of certain of our executives that is substantially similar to the plan maintained by CTI prior to the Share Distribution.

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401(k) Plan. We were required to assume sponsorship of the CTI 401(k) Plan and to assume all assets and liabilities thereunder. Remaining CTI employees ceased to participate in the CTI 401(k) Plan, but they were eligible to receive a cash bonus during the first quarter of 2013, in lieu of a company 401(k) plan matching contribution.

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Health and Welfare Plans. We were required to assume sponsorship of certain CTI health and welfare plans set forth in the Employee Matters Agreement and to maintain certain healthcare continuation requirements. Remaining CTI employees continue to participate in such plans for a period of time following the Share Distribution and CTI reimburses us for the costs associated with such coverage.

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Cash Incentive Plans. We were required to assume all liabilities in connection with bonus awards payable to our employees and transferred employees for fiscal 2012 and thereafter. CTI retained all liabilities in connection with bonus awards payable to remaining CTI employees for fiscal 2012 and thereafter.

The Employee Matters Agreement also provided for adjustments to outstanding equity awards.

Other Agreements

Immediately prior to the Share Distribution, CTI contributed to us Exalink Ltd., a CTI wholly-owned subsidiary. Other than holding certain intellectual property rights, Exalink Ltd. has no operations.

On August 1, 2012, CTI, certain other Starhome shareholders and Starhome entered into a Share Purchase Agreement (referred to as the Starhome Share Purchase Agreement) with Fortissimo Capital Fund II (Israel), L.P., Fortissimo Capital Fund III (Israel), L.P. and Fortissimo Capital Fund III (Cayman), L.P. (referred to collectively, as Fortissimo), pursuant to which Fortissimo agreed to purchase all of the outstanding share capital of Starhome (referred to as the Starhome Disposition). On September 19, 2012, CTI, in order to ensure it could meet the conditions of the Verint Merger, contributed to us its interest in Starhome, including its rights and obligations under the Starhome Share Purchase Agreement. The Starhome Disposition was completed on October 19, 2012. We and Starhome entered into a transition services agreement at the closing of the Starhome Disposition.

Indemnification Agreements

We have entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Existing Agreements with CTI and its Subsidiaries

Prior to the Share Distribution, we were party to certain existing agreements with CTI and its other subsidiaries. Such agreements (other than the transactions with Verint) were terminated in connection with the Share Distribution.

Review and Approval of Related Party Transactions

Recognizing that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception or appearance thereof), each of the Corporate Governance & Nominating Committee and the Audit Committee recommended, and, on October 30, 2012, the Board of Directors adopted, a Related Party Transactions Policy to provide guidance in identifying, reviewing and, where appropriate, approving or ratifying a related party transaction.

For purposes of the policy, a “related party” is any person or entity who is, or at any time since the beginning of Comverse’s last fiscal year was:

•	a Comverse director or executive officer or director nominee;

•	any stockholder who is known to Comverse to beneficially own more than 5% of Comverse’s total outstanding common stock;

•	an immediate family member of the foregoing; or

•

any entity that is owned or controlled by any of the foregoing or with respect to which any of the foregoing serves as an officer or general partner or an entity in which any of the foregoing has a substantial ownership interest.

For purposes of the policy, a “related party transaction” is any transaction or series of similar or related transactions (including any amendment to a previously approved related party transaction) in which Comverse or any of its subsidiaries is a participant (other than transactions by and among Comverse and its direct and indirect wholly-owned subsidiaries), in which the aggregate amount involved exceeds or is reasonably expected to exceed $120,000 and any related party has or will have a direct or indirect material interest (including, but not limited to, ownership interests, investments or positions of interest), as determined by the Board of Directors.

The Board of Directors has determined that the Audit Committee, in conjunction with Comverse’s legal staff, is best situated to review and, when appropriate, approve and ratify related party transactions. The Audit Committee is comprised of Messrs. Budge, Inbar and Terrell, all of whom were determined by the Board of Directors to be independent. In approving or ratifying a related party transaction, the Audit Committee must determine, based on the facts and circumstances, whether such related party transaction is:

•	consistent with the best interests of Comverse;

•	fair and reasonable to Comverse (without requiring the Audit Committee to obtain a fairness opinion or other third party support or advice);

•	would not impair or jeopardize the independence of an outside director; and

•	would not present an improper conflict of interest for any director or executive officer of Comverse after taking into account the factors set forth below.

The Audit Committee takes into consideration all facts and circumstances when making a determination whether to approve or ratify a related party transaction, as applicable, including the following factors:

•	the related party’s relationship to Comverse and interest in the related party transaction;

•	the material facts of the related party transaction, including the proposed aggregate value, purpose and proposed benefits to Comverse;

•	the materiality of the related party transaction to the related party and Comverse;

•	whether the related party transaction is on terms no less favorable to Comverse than terms that could have been reached with an unrelated third party;

•	whether the related party transaction is in the ordinary course of Comverse’s business;

•	whether the related party transaction would violate any provision of the Code of Conduct;

•	the effect of the related party transaction on Comverse’s business and operations, including Comverse’s internal control over financial reporting and system of disclosure controls and procedures;

•	whether the related party transaction was initiated by Comverse or the related party; and

•	any other information regarding the related party transaction or the related party that would be material to investors in light of the circumstances of the particular related party transaction.

Transactions with Related Parties

Other than compensation agreements and other arrangements described under the sections entitled “Executive Compensation” beginning on page 27 of this Proxy Statement and “Compensation of Directors” beginning on page 21 of this Proxy Statement and the transactions with CTI described above, since February 1, 2012, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a participant:

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any director, nominee, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors and executive officers of Comverse and persons who own more than 10 percent of a registered class of Comverse’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Comverse common stock and other equity securities. Directors, officers and beneficial owners of more than 10 percent of Comverse’s common stock are required by SEC regulation to furnish Comverse with copies of all Section 16(a) forms they file. To Comverse’s knowledge, based solely on a review of the copies of such reports furnished to Comverse and representations that no other reports were required, all Section 16(a) filing requirements were satisfied for the fiscal year ended January 31, 2013.

STOCKHOLDER PROPOSALS FOR INCLUSION IN 2014 PROXY STATEMENT

Under Rule 14a-8 promulgated under the Exchange Act, certain stockholder proposals may be eligible for inclusion in our proxy statement and form of proxy in connection with our annual meeting of stockholders. If a stockholder intends to present any proposal for inclusion in the proxy statement in accordance with Rule 14a-8 for consideration at our annual meeting of stockholders to be held in 2014, such proposal must be received at our principal executive offices no later than January 28, 2014. Any such proposal must also comply with applicable state law and the requirements of the rules and regulations promulgated by the SEC relating to stockholder proposals. Such proposals must be delivered to our Corporate Secretary at our principal executive offices at 200 Quannapowitt Parkway, Wakefield, MA 01880. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.

Also, under our Bylaws, for any director nominations or other proposals intended to be presented at the 2014 annual meeting of stockholders, we must receive proposals from stockholders at our principal executive offices no earlier than February 28, 2014 but no later than March 30, 2014. Such notice must be delivered to our Corporate Secretary at our principal executive offices at 200 Quannapowitt Parkway, Wakefield, MA 01880 and must comply with the requirements set forth in Article I, Section 1 of our Bylaws. Notice of any business to be brought before the 2014 annual meeting not received in accordance with the above standards may not be presented at the 2014 annual meeting of stockholders.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders may contact the Board electronically by sending an email to: boardofdirectors@comverse.com. Alternatively, stockholders can contact the Board by writing to: Board of Directors, Comverse, Inc., 200 Quannapowitt Parkway, Wakefield, MA 01880. Communications received electronically or in writing are forwarded to the Chairman of the Board or other members of the Board as appropriate depending on the facts and circumstances outlined in the communication.

STOCKHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding.” Under this procedure, we are delivering only one copy of the annual report and proxy statement to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder.

We will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report and proxy statement, please submit your request to

Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your proxy card to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Comverse, Inc., 200 Quannapowitt Parkway, Wakefield, MA 01880, Attn: Investor Relations.

If you are a holder of record and would like to receive a separate copy of the annual report and proxy statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, tel. 800-542-1061. You will be removed from the householding program within 30 days of your request.

Any stockholders of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future should contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If you hold your shares through a broker, bank or other nominee in “street name,” please contact such broker, bank or other nominee to request information about householding.

FORM 10-K

Our Annual Report on Form 10-K for the year ended January 31, 2013, which was filed with the SEC on May 16, 2013, is being delivered to stockholders in connection with this proxy solicitation. Our Annual Report on Form 10-K and exhibits thereto are available free of charge from the SEC website, www.sec.gov. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 200 Quannapowitt Parkway, Wakefield, MA 01880.

OTHER MATTERS

Our Board knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.

We will pay the costs of soliciting proxies from stockholders. Comverse is soliciting proxies by mail, over the Internet and by telephone, and our directors, officers and employees may solicit proxies on behalf of Comverse without additional compensation. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee of $8,000, plus reimbursement of expenses. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

COMVERSE, INC.

200 Quannapowitt Parkway

Wakefield, Massachusetts 01880

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to vote your proxy until 11:59 p.m., Eastern Time, on June 26, 2013. Please have your proxy card in hand when you access the website and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Comverse, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials and annual reports electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to vote your proxy up until 11:59 p.m., Eastern Time, on June 26, 2013. Please have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain

01	Susan D. Bowick	☐	☐	☐

02	James Budge	☐	☐	☐

03	Doron Inbar	☐	☐	☐

04	Henry R. Nothhaft	☐	☐	☐

05	Philippe Tartavull	☐	☐	☐

06	Mark C. Terrell	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2	To ratify the appointment of Deloitte & Touche LLP to serve as Comverse, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2014.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

0000180198_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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ANNUAL MEETING OF STOCKHOLDERS OF

COMVERSE, INC.

JUNE 27, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) of COMVERSE, INC., a Delaware corporation, set forth on the reverse side, hereby appoint(s) Mr. Philippe Tartavull and Mr. Thomas Sabol, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the stockholder(s) set forth on the reverse side, to represent the stockholder(s) set forth on the reverse side at the 2013 Annual Meeting of Stockholders of Comverse, Inc. to be held on June 27, 2013 at 10:00 a.m., Eastern Time, at Comverse, Inc.’s offices at 200 Quannapowitt Parkway, Wakefield, Massachusetts 01880 and at any adjournments or postponements thereof, and to vote all shares of common stock which the stockholder(s) set forth on the reverse side would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting and any adjournments or postponements thereof and revoke(s) all proxies previously given by the stockholder(s) set forth on the reverse side with respect to the shares covered hereby.

This proxy will be voted as directed, or if no direction is indicated, will be voted FOR each of the nominees listed in Proposal 1 and FOR Proposal 2 as specified on the reverse, and as said proxies deem advisable on such other matters as may properly come before the meeting and any adjournments or postponements thereof.

Continued and to be signed on reverse side

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